EXHIBIT 10.1

CREDIT AGREEMENT

between

AURORA ENERGY PARTNERS,

as Borrower

and

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION,

as Lender

DATED AS OF FEBRUARY 20, 2014

i

INDEX TO SCHEDULES

Schedule	Description of Schedule	Section
6.5	Litigation and Judgments	6.5
6.6(b)	Oil and Gas Properties	6.6(b)
6.13	Subsidiaries	6.13
6.19	Intellectual Property	6.19
6.28	Material Agreements	6.28
6.29	Hedging Agreements and Hedging Transactions	6.29
8.1	Existing Debt	8.1
8.2	Existing Liens	8.2
8.5	Existing Investments	8.5
11.11	Notices	11.11

v

INDEX TO EXHIBITS

Exhibit	Description of Exhibit	Section
A	Compliance Certificate	1.1
B	Borrowing Request	1.1
C	Lease Operating Statement	1.1
D	Note	1.1
E	Borrowing Base Adjustment Letter	2.9(d)

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), dated as of February 20, 2014, is between AURORA ENERGY PARTNERS, a Texas general partnership (“Borrower”), and TEXAS CAPITAL BANK, NATIONAL ASSOCIATION, a national banking association (“Lender”).

RECITALS

Borrower has requested that Lender extend credit to Borrower as described in this Agreement. Lender is willing to make such credit available to Borrower upon and subject to the provisions, terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, all exhibits, appendices and schedules hereto and in any note, certificate, report or other Loan Documents made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in this Article 1 or in the provision, section or recital referred to below:

“Acceptable Commodity Hedging Transactions” means:

(a) Commodity Hedging Transactions meeting each of the following criteria unless a variation therefrom is consented to in writing by Lender:

(i) The quantity of gaseous and liquid hydrocarbons owned by Borrower and its Subsidiaries and the other Obligated Parties subject to Commodity Hedging Transactions (other than floors covered by clause (b) below) at the time of entering into such Commodity Hedging Transactions shall not, without the prior written approval of Lender, be greater than (x) for natural gas, 85% of the monthly Projected Production of natural gas from the Oil and Gas Properties of Borrower and its Subsidiaries and the other Obligated Parties used in determining the Borrowing Base and not the subject of Commodity Hedging Transactions under clause (b) below, (y) for oil, 85% of the monthly Projected Production of oil from the Oil and Gas Properties of Borrower and its Subsidiaries and the other Obligated Parties used in determining the Borrowing Base and not the subject of Commodity Hedging Transactions under clause (b) below and (z) for condensate and natural gas liquids, including gas processing plant products, 85% of the monthly Projected Production of such liquids from the Oil and Gas Properties of Borrower and its Subsidiaries and the other Obligated Parties used in determining the Borrowing Base and not the subject of Commodity Hedging Transactions under clause (b) below.

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(ii) The “strike prices” under any Commodity Hedging Transactions (and the “strike price ceiling” under any collar), at the time of entering into such Commodity Hedging Transactions, shall not be less than the lowest prices utilized in the most recent base case evaluation of the Oil and Gas Properties used by Lender in determining the Borrowing Base, except that under certain downside conditions such lower strike price as Lender may approve in writing following a written request by Borrower may be used.

(iii) The counterparty or counterparties thereunder must be Approved Commodity Swap Counterparties.

(iv) Lender shall have received for the benefit of the Secured Parties first and prior perfected security interests pursuant to security agreements in form and substance reasonably satisfactory to Lender in Borrower’s or, as applicable, its Subsidiaries’ or other Obligated Parties’ right, title and interest in and to its Commodity Hedging Transactions and the Hedging Agreements under which they arise.

(v) The Commodity Hedging Transaction is a standard commodity hedging arrangement entered into in the ordinary course of business for the principal purpose of protecting against fluctuations in commodity prices or commodity basis risk and not for the purpose of speculation.

(vi) The Commodity Hedging Transaction does not involve the sale of any calls other than calls sold in order to complete a permitted collar being executed; provided that, (A) such call shall cover only Projected Production reflected at the time such call is sold, (B) such call shall cover a period no longer than and volumes of Projected Production no more than the corresponding put purchase to complete the collar, (C) the “strike price” for such call, at the time of entering into the applicable Commodity Hedging Transaction, shall not be less than the lowest prices utilized in the most recent base case evaluation of the Oil and Gas Properties used by Lender in determining the Borrowing Base, except that under certain downside conditions such lower strike price as Lender may approve in writing following a written request by Borrower may be used, and (D) such call is otherwise permitted under the terms of this definition.

(vii) The Commodity Hedging Transaction does not involve the purchase of any calls except calls purchased at the time a collar or swap is put in place to serve as a so-called “blowout preventer”, which purchased calls shall cover a period no longer than and volumes of Projected Production no more than covered by such collar.

(viii) The Commodity Hedging Transaction is unsecured except as specifically permitted by the Loan Documents or the Intercreditor Agreement.

(ix) The Commodity Hedging Transaction does not involve the sale of any puts.

(x) The Commodity Hedging Transaction does not involve “put spreads” or “call spreads” as such terms are commonly understood by swap dealers.

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(xi) Lender has not notified Borrower prior to Borrower’s or any of its Subsidiaries’ or any of the Obligated Parties’ entry into the Commodity Hedging Transaction that, in the opinion of Lender, the particular type of Commodity Hedging Transaction is non-standard.

(b) Commodity Hedging Transactions in the form of minimum price guarantees or “floors,” limited to 100% (or such greater percentage as Lender may approve in writing from time to time) of the monthly Projected Production from any commodity category of Borrower’s and its Subsidiaries’ and the other Obligated Parties’ Proved Oil and Gas Properties not subject to Commodity Hedging Transactions under clause (a) above and otherwise satisfying the requirements of subclauses (ii) through (xi) of clause (a) of this definition.

“Account” means an account, as defined in the UCC.

“Acquisition” means the acquisition by any Person of (a) a majority of the equity interests of another Person, (b) all or substantially all of the assets of another Person or (c) all or substantially all of a business unit or line of business of another Person, in each case (i) whether or not involving a merger or consolidation with such other Person and (ii) whether in one transaction or a series of related transactions.

“Acquisition Consideration” means the consideration given by Borrower or any of its Subsidiaries for an Acquisition, including but not limited to the sum of (without duplication) (a) the fair market value of any cash, property (excluding equity interests) or services given, plus (b) the amount of any Debt assumed, incurred or guaranteed (to the extent not otherwise included) in connection with such Acquisition by Borrower or any of its Subsidiaries.

“Advance Payment Contract” means any take-or-pay or similar contract whereby Borrower or any of its Subsidiaries or any of the other Obligated Parties agrees to accept a defined payment (whether at the time the contract is entered into or in the future) as payment-in-full for the purchase of present or future production of Hydrocarbons from its Oil and Gas Properties (each, an “Advance Payment”) and to deliver such Hydrocarbons at some future time without then or thereafter receiving full payment therefor at the prevailing market price for such Hydrocarbons as of the date of delivery thereof.

“Affiliate” means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds 10% or more of any class of voting stock of such Person; or (c) 10% or more of the voting stock of which is directly or indirectly beneficially owned or held by such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall Lender be deemed an Affiliate of Borrower or any of its Subsidiaries or Affiliates.

“Agreement” has the meaning set forth in the introductory paragraph hereto, and includes all schedules, exhibits and appendices attached or otherwise identified therewith.

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“Applicable Margin” means (a) with respect to Loans, one percent (1.00%) per annum, (b) with respect to Letter of Credit Fees, two percent (2.00%) per annum and (c) with respect to Commitment Fees, one-half of one percent (0.50%) per annum.

“Applicable Rate” means the Base Rate plus the Applicable Margin; provided, however, that the Applicable Rate shall in no event be less than the lesser of (a) the Maximum Rate and (B) four and one-quarter percent (4.25%) per annum.

“Approved Commodity Swap Counterparty” and “Approved Swap Counterparty” each means (a) each Bank Product Provider and (b) each other swap counterparty approved in writing from time to time by Lender; provided, however, Lender may, by giving written notice to Borrower (with respect to clause (b)), elect to revoke such swap counterparty’s status as an Approved Commodity Swap Counterparty for purposes of any Commodity Hedging Transactions entered into following such notice if Lender has any concerns about the long or short term financial well-being or creditworthiness of such swap counterparty.

“ASC 410” means the Accounting Standards Codification No. 410 (Asset Retirement and Environmental Obligations), as issued by the Financial Accounting Standards Board, as amended.

“ASC 815” means the Accounting Standards Codification No. 815 (Derivatives and Hedging), as issued by the Financial Accounting Standards Board, as amended.

“Bank Product Agreements” means those certain agreements entered into from time to time between any Obligated Party and a Bank Product Provider in connection with any of the Bank Products, including without limitation, Hedge Agreements.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Obligated Party to Lender or its Affiliate pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that an Obligated Party is obligated to reimburse to Lender or its Affiliate as a result of Lender or its Affiliate purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to any Obligated Party pursuant to the Bank Product Agreements. For the avoidance of doubt, the Bank Product Obligations arising under any Hedging Transaction shall be determined by the Hedge Termination Value thereof.

“Bank Product Provider” means any Person that, at the time it enters into a Bank Product Agreement is Lender or an Affiliate of Lender, in its capacity as a party to such Bank Product Agreement.

“Bank Products” means any service provided to, facility extended to, or transaction entered into with, any Obligated Party by Lender or its Affiliate consisting of (a) deposit accounts, (b) cash management services, including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements maintained with Lender or its Affiliates, (c) debit cards, stored value cards, and credit cards (including commercial credit cards (including so-called “procurement cards” or “P-cards”)) and debit card and credit card processing services or (d) Hedge Agreements.

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“Base Rate” means the rate of interest per annum publicly announced from time to time by Lender as its prime rate in effect at its Principal Office; each change in the Base Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by Lender as a general reference rate of interest, taking into account such factors as Lender may deem appropriate; it being understood that many of Lender’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Lender may make various commercial or other loans at rates of interest having no relationship to such rate.

“Borrower” means the Person identified as such in the introductory paragraph hereto, and its successors and assigns to the extent permitted by Section 11.8.

“Borrowing” means a borrowing consisting of simultaneous Loans made by Lender pursuant to Section 2.1.

“Borrowing Base” means, as of any date, the loan amount that may be supported by the Oil and Gas Properties of Borrower and its Subsidiaries and the other Obligated Parties, as determined by Lender as set forth in Section 2.9.

“Borrowing Base Adjustment Letter” means a borrowing base adjustment letter substantially in the form of Exhibit E attached hereto.

“Borrowing Base Deficiency Notice” means a notice from Lender to Borrower that the total Revolving Credit Exposure of Lender exceeds the amount of the Borrowing Base because of a periodic or special redetermination made pursuant to Section 2.9(b) or Section 2.9(c) (or a periodic or special redetermination combined with the Monthly Reduction Amount).

“Borrowing Request” means a writing, substantially in the form of Exhibit B, properly completed and signed by Borrower, requesting a Borrowing.

“BTU” means British thermal unit.

“Business Day” means for all purposes, a weekday, Monday through Friday, except a legal holiday or a day on which banking institutions in Dallas, Texas are authorized or required by Law to be closed. Unless otherwise provided, the term “days” when used herein means calendar days.

“Capitalized Lease Obligation” means, with respect to any Person, the amount of Debt under a lease of Property by such Person that would be shown as a liability on a balance sheet of such Person prepared for financial reporting purposes in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to Lender, as collateral for L/C Obligations, cash or deposit account balances or, if Lender shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

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“Cash Interest Expense” means, for any Person for any Test Period, total interest expense in respect of all outstanding Debt actually paid or that is payable by such Person during such Test Period, including, without limitation, all commissions, discounts, and other fees and charges with respect to letters of credit and all net costs under Hedging Transactions in respect of interest rates to the extent such costs are allocable to such Test Period, but excluding interest expense not payable in cash, all as determined in accordance with GAAP.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, implemented, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) Navitus and Victory shall cease for any reason collectively to have record and beneficial ownership of 100% of the partnership interests of Borrower; or

(b) Kenneth Hill shall cease for any reason to be active in the day to day management of Borrower and a replacement therefor satisfactory to Lender is not appointed within 60 days of such cessation.

“Closing Date” means the first date all the conditions precedent in Section 5.1 are satisfied or waived in accordance with Section 11.10.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means substantially all of the Property of Borrower and its Subsidiaries as described in the Security Documents and 100% of the equity interests in Borrower owned by Parent and any other Person, together with any other Property and collateral described in the Security Documents, including, among other things, the Mortgaged Properties and any other Property which may now or hereafter secure the Obligations or any part thereof.

“Commitment” means, as to Lender, its obligation to (a) make Loans to Borrower pursuant to Section 2.1(a) and (b) issue Letters of Credit to Borrower pursuant to Section 2.2(a), in an aggregate principal amount at any one time outstanding not to exceed the lesser of (i) $25,000,000, as such amount may be adjusted from time to time in accordance with this Agreement and (ii) the Borrowing Base in effect from time to time.

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“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commodity Hedging Transaction” means any swap transaction, cap, floor, collar, exchange transaction, forward transaction or other exchange or protection transaction relating to Hydrocarbons or any option with respect to any such transaction, including derivative financial instruments.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit A, or in any other form agreed to by Borrower and Lender, prepared by and certified by a Responsible Officer of Borrower.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means (a) in the case of a corporation, its articles or certificate of incorporation and bylaws; (b) in the case of a general partnership, its partnership agreement; (c) in the case of a limited partnership, its certificate of limited partnership or certificate of formation, as applicable, and partnership agreement; (d) in the case of a trust, its trust agreement; (e) in the case of a joint venture, its joint venture agreement; (f) in the case of a limited liability company, its articles of organization, operating agreement, regulations and/or other organizational and governance documents and agreements; and (g) in the case of any other entity, its organizational and governance documents and agreements.

“Credit Extension” means each of (a) a Borrowing and (b) an L/C Credit Extension.

“Current Ratio” means, for any Person as of any date, the ratio of (a) current assets (but excluding the amount of any non-cash items as a result of the application of ASC 410 and 815) plus the Revolving Credit Availability on such date to (b) current liabilities (but excluding the amount of any liabilities respecting any non-cash items as a result of the application of ASC 410 and 815) excluding the current portion of the Obligations on such date and excluding intercompany payables on such date, in each case determined in accordance with GAAP.

“Debt” means, of any Person as of any date of determination (without duplication): (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of Property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days; (d) all Capitalized Lease Obligations of such Person; (e) all Debt or other obligations of others Guaranteed by such Person; (f) all obligations secured by a Lien existing on Property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person; (g) any other obligation for borrowed money or other financial accommodations which in accordance with GAAP would be shown as a liability on the balance sheet of such Person; (h) any repurchase obligation or liability of a Person with respect to Accounts, chattel paper or notes receivable sold by such Person; (i) any liability under a sale and leaseback transaction that is not a Capitalized Lease Obligation; (j) any obligation under any so called “synthetic leases;” (k) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheets of a Person; (l) all payment and reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; (m) all liabilities of such Person in respect of unfunded vested benefits under any Plan; (n) all net Hedge Obligations of such Person, valued at the Hedge Termination Value thereof; (o) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; and (p) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interests in such Person or any other Person, valued, in the case of redeemable preferred stock interests, at the greater of its voluntary or involuntary liquidation preference plus all accrued and unpaid dividends.

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For all purposes, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person.

“Debtor Relief Laws” means Title 11 of the United States Code, as now or hereafter in effect, or any other applicable Law, domestic or foreign, as now or hereafter in effect, relating to bankruptcy, insolvency, liquidation, receivership, reorganization, assignment for the benefit of creditors, moratorium, arrangement or composition, extension or adjustment of debts, or similar Laws affecting the rights of creditors.

“Default” means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

“Default Interest Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable thereto plus (iii) two percent (2%) per annum; and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin plus two percent (2%) per annum; provided, however, in no event shall the Default Interest Rate exceed the Maximum Rate.

“Disposition” means any sale, lease, sub-lease, transfer, assignment, conveyance, release, loss or other disposition, or the entry into any contract, including any Farmout, the performance of which would result in any of the foregoing, of any interest in Property (including any Oil and Gas Property), or of any interest in a Subsidiary that owns Property (including, but not limited to, any Oil and Gas Property), in any transaction or event or series of transactions or events, and “Dispose” has the correlative meaning thereto.

“Distribution Account” means a deposit account at Lender that is owned by Borrower and that solely contains funds contributed by the partners of Borrower.

“Dollars” and “$” mean lawful money of the United States of America.

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“EBITDAX” means, for any Person for any Test Period, an amount equal to (a) Net Income (excluding any non-cash revenue or expense associated with Hedging Agreements resulting from ASC 815 and any non-cash charges attributable to the application of ASC 410) plus (b) the sum of the following to the extent deducted in the calculation of Net Income: (i) interest expense; (ii) income taxes; (iii) depreciation; (iv) amortization; (v) extraordinary losses determined in accordance with GAAP; (vi) other non-recurring expenses reducing such Net Income which do not represent a cash item in such Test Period or any future period, and (vii) IDC and other exploration expenses deducted in determining Net Income under successful efforts accounting, minus (c) the sum of the following to the extent included in the calculation of Net Income: (i) income tax credits; (ii) extraordinary gains determined in accordance with GAAP; (iii) dividends and distributions; and (iv) all non-recurring, non-cash items increasing Net Income.

“Environmental Laws” means any and all federal, state, and local Laws, regulations, judicial decisions, orders, decrees, plans, rules, permits, licenses, and other governmental restrictions and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., and the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.

“Environmental Liabilities” means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment, resulting from the past, present, or future operations of such Person or its Affiliates.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as an Obligated Party or is under common control (within the meaning of Section 414(c) of the Code and Sections 414(m) and (o) of the Code for purposes of the provisions relating to Section 412 of the Code) with an Obligated Party.

“ERISA Event” means (a) a Reportable Event with respect to a Plan, (b) a withdrawal by any Obligated Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by any Obligated Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan, (e) the occurrence of an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, (f) the imposition of any liability to the PBGC under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligated Party or any ERISA Affiliate, (g) the failure of any Obligated Party or ERISA Affiliate to meet any funding obligations with respect to any Plan or Multiemployer Plan, (h) a Plan becomes subject to the at-risk requirements in Section 303 of ERISA and Section 430 of the Code or (i) a Multiemployer Plan becomes subject to the requirements for plans in endangered or critical status under Section 432 of the Code or Section 305 of ERISA.

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“Event of Default” has the meaning set forth in Section 10.1.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by Borrower or any other Guarantor) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the Laws of, or having its principal office or, in the case of Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in a Loan or the Commitment pursuant to a Law in effect on the date on which (i) Lender acquires such interest in such Loan or the Commitment or (ii) Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.2, amounts with respect to such Taxes were payable either to Lender’s assignor immediately before Lender became a party hereto or to Lender immediately before it changed its lending office, and (c) any U.S. federal withholding Taxes imposed under FATCA.

“Facility” means, at any time, the aggregate amount of Lender’s Commitment at such time, which aggregate amount shall be the lesser of $25,000,000 and the Borrowing Base in effect at such time.

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“Farmout” means an arrangement pursuant to any agreement whereby the owner(s) of one or more oil, gas and/or mineral leases or other oil and natural gas working interests with respect to any property from which production of Hydrocarbons is sought agrees to transfer or assign an interest in such property to one or more Persons in exchange for (a) drilling, or participating in, the cost of the drilling of (or agreeing to do so) one or more wells, or undertaking other exploration or development activities or participating in the cost of such activities, in an attempt to obtain production of Hydrocarbons from such property, or (b) obtaining production of Hydrocarbons from such property or participating in the costs of obtaining such production.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001 et seq.), and (d) the Flood Insurance Reform Act of 2004, in each case as now or hereafter in effect or any successor statute thereto and including any regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

“Gas Balancing Agreement” means any agreement or arrangement whereby Borrower or any of its Subsidiaries or any of the other Obligated Parties, or any other party owning an interest in any Hydrocarbons to be produced from Oil and Gas Property in which Borrower or any of its Subsidiaries or any of the other Obligated Parties owns an interest, has a right to take more than its proportionate share of production therefrom.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, tribal body or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

CREDIT AGREEMENT – Page 11

“Guarantee” by any Person means any obligation or liability, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person as well as any obligation or liability, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or liability (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to operate Property, to take-or-pay, or to maintain net worth or working capital or other financial statement conditions or otherwise) or (b) entered into for the purpose of indemnifying or assuring in any other manner the obligee of such Debt or other obligation or liability of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means Navitus, Victory and each other Person who from time to time Guarantees all or any part of the Obligations under the Loan Documents, and “Guarantor” means any one of the Guarantors.

“Guaranty” means a written guaranty of each Guarantor in favor of Lender, in form and substance satisfactory to Lender.

“Hazardous Material” means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

“Hedge Obligations” means, at any time with respect to any Person, all indebtedness, liabilities, and obligations of such Person under or in connection with any Hedging Agreement or Hedging Transaction, whether actual or contingent, due or to become due and existing or arising from time to time.

“Hedge Termination Value” means, in respect of any one or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (a) for any date on or after the date such Hedging Transactions have been closed out and settlement amounts, early termination amounts or termination value(s) determined in accordance therewith, such settlement amounts, early termination amounts or termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Transactions, as determined based upon one or more commercially reasonable mid-market or other readily available quotations provided by any dealer which is a party to such Hedging Transactions or any other recognized dealer in such Hedging Transactions (which may include Lender or any Affiliate of Lender).

“Hedging Agreement” or “Hedge Agreement” means any International Swap Dealers Association, Inc. Master Agreement, International Swaps and Derivatives Association, Inc. Master Agreement or other agreement and all schedules and exhibits attached thereto and incorporated therein that set forth the general terms upon which a Person may enter into one or more Hedging Transactions.

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“Hedging Transaction” means a Commodity Hedging Transaction or a Rate Management Transaction or any other transaction with respect to any swap, forward, future or derivative transaction or option or similar transaction, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Honor Date” has the meaning set forth in Section 2.2(c)(i).

“Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid or gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products and other substances derived therefrom or the processing thereof, including natural gas liquids, and all other minerals and substances produced in conjunction with such substances, including, sulfur, geothermal steam, water, carbon dioxide, helium and any and all minerals, ores or substances of value and the products and proceeds therefrom.

“IDC” means Intangible Drilling and Development Costs, as defined in Section 263 of the Code (including, without limitation and for the avoidance of doubt, intangible completion costs).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Engineer” means Cambrian Management, Ltd. or any other third-party engineering firm acceptable to Lender in its sole discretion.

“Information” has the meaning set forth in Section 11.23.

“Intercreditor Agreement” means that certain intercreditor agreement among Borrower, one or more Approved Commodity Swap Counterparties that are not Bank Product Providers, and Lender, as contractual collateral representative for itself, the Bank Product Providers and such Approved Commodity Swap Counterparties, as amended and in effect from time to time.

“Initial Reserve Report” means a Reserve Report prepared by an Independent Engineer dated as of July 1, 2013, covering all of the Oil and Gas Properties of Borrower and its Subsidiaries and the other Obligated Parties.

“Intellectual Property” means all copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses and other types of intellectual property, in whatever form, now owned or hereafter acquired.

“Interest Rate” means the rate equal to the lesser of (a) the Maximum Rate and (b) the Applicable Rate.

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“IRS” means the Internal Revenue Service or any entity succeeding to all or any of its functions.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by Lender and Borrower (or any Subsidiary) or in favor of Lender and relating to such Letter of Credit.

“L/C Advance” means, with respect to Lender, Lender’s funding of any L/C Borrowing.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed by Borrower on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administrative thereof by any Governmental Authority charged with the enforcement, interpretation or administrative thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lease Operating Statement” means a report in substantially the form of Exhibit C attached hereto or such other form that is in form and substance reasonably satisfactory to Lender prepared by Borrower covering each of the Proved Oil and Gas Properties of Borrower and its Subsidiaries and the other Obligated Parties included in the most recent redetermination of the Borrowing Base and detailing on a monthly basis the Hydrocarbon production volumes, revenues, associated lease operating expenses, taxes and other expenses for such Proved Oil and Gas Properties in form and substance reasonably satisfactory to Lender.

“Lender” has the meaning set forth in the introductory paragraph hereto.

“Lender Parties” means, collectively, Lender or any of its Related Parties.

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“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by Lender.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning set forth in Section 2.3(a).

“Letter of Credit Sublimit” means an amount equal to $500,000. The Letter of Credit Sublimit is part of, and not in addition to, the Commitment.

“Lien” means, as to any Property of any Person, (a) any lien, mortgage, security interest, tax lien, pledge, charge, hypothecation, collateral assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise, affecting such Property, (b) production payments and the like payable out of such Property, and (c) the signing or filing of a financing statement which names the Person as debtor or the signing of any security agreement, or the signing of any document authorizing a secured party to file any financing statement which names such Person as debtor.

“Liquidity” means the sum of (a) cash and investments of the types permitted under Section 8.5(b) through (d) of Borrower and its Subsidiaries on a consolidated basis and (b) Revolving Credit Availability.

“Loan” has the meaning set forth in Section 2.1(a).

“Loan Documents” means this Agreement, the Guaranty, the Security Documents, the Notes, the Issuer Documents, and all other promissory notes, security agreements, deeds of trust, assignments, letters of credit, guaranties, and other instruments, documents, or agreements executed and delivered pursuant to or in connection with this Agreement or the Security Documents; provided that the term “Loan Documents” shall not include any Bank Product Agreement or the Intercreditor Agreement.

“Loss” has the meaning set forth in Section 7.5(c).

“Material Adverse Event” means any act, event, condition, or circumstance which could materially and adversely affect (a) the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Borrower or Borrower and its Subsidiaries, taken as a whole; (b) the ability of any Obligated Party to perform its obligations under any Loan Document to which it is a party or the Intercreditor Agreement to the extent party thereto; or (c) the legality, validity, binding effect or enforceability against any Obligated Party of any Loan Document to which it is a party or the Intercreditor Agreement to the extent party thereto.

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“Material Gas Imbalance” means, with respect to all Gas Balancing Agreements to which Borrower or any of its Subsidiaries or any of the other Obligated Parties is a party or by which any Oil and Gas Property of Borrower or any of its Subsidiaries or any of the other Obligated Parties is bound, net gas imbalance liabilities of Borrower or any of its Subsidiaries or any of the other Obligated Parties, considered individually or in the aggregate, in excess of $25,000. Gas imbalances will be determined based on Gas Balancing Agreements, with respect to wellhead imbalances, or gas purchase or transportation agreements, with respect to downstream imbalances, if any, specifying the method of calculation thereof, or, alternatively, if no such Gas Balancing Agreements or gas purchase or transportation agreements, as the case may be, are in existence, gas imbalances will be calculated by multiplying (x) the volume of gas imbalance as of the date of calculation (expressed in thousand cubic feet) by (y) the heating value in BTU’s per thousand cubic feet, times the Henry Hub average daily spot price for the month immediately preceding the date of calculation adjusted for location differential and transportation costs based upon the location where the Oil and Gas Property giving rise to the imbalances are located.

“Maturity Date” means February 20, 2017, or such earlier date on which the Commitment of Lender terminates as provided in this Agreement; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next succeeding Business Day.

“Maximum Rate” means, at all times, the maximum rate of interest which may be charged, contracted for, taken, received or reserved by Lender in accordance with applicable Texas Law (or applicable United States federal Law to the extent that such Law permits Lender to charge, contract for, receive or reserve a greater amount of interest than under Texas Law). The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable Law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to Borrower at the time of such change in the Maximum Rate.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.6(a)(i), (a)(ii) or (a)(iii), an amount equal to 105% of the Outstanding Amount of all L/C Obligations, and (b) otherwise, an amount determined by Lender in its sole discretion.

“Monthly Reduction Amount” means an amount by which the Borrowing Base shall be automatically reduced effective on the first day of each calendar month until adjusted in accordance herewith.

“Mortgaged Properties” means all present and future Oil and Gas Properties of one or more of Borrower and its Subsidiaries and the other Obligated Parties in which one or more of Borrower and its Subsidiaries and the other Obligated Parties has granted or does hereafter grant a mortgage or Lien to or for the benefit of Lender for the benefit of the Secured Parties.

“Mortgages” means, collectively, the mortgages or deeds of trust now or hereafter encumbering Borrower’s or any of its Subsidiaries’ or any other Obligated Party’s fee or leasehold estates in the property as described therein in favor of Lender, in form and substance satisfactory to Lender.

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“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions are being made or have been made by, or for which there is an obligation to make by or there is any liability, contingent or otherwise, with respect to an Obligated Party or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Navitus” means Navitus Energy Group, a Texas general partnership.

“Net Income” means, for any Person for any Test Period, the net income (or loss) of such Person and its Subsidiaries on a consolidated basis as determined in accordance with GAAP; provided that Net Income shall exclude (a) the net income of any Subsidiary of such Person during such Test Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Constituent Documents or any agreement, instrument or Law applicable to such Subsidiary during such Test Period except that such Person’s equity in any net loss of any such Subsidiary for such Test Period shall be included in determining Net Income, and (b) any income (or loss) for such Test Period of any other Person if such other Person is not a Subsidiary, except that Borrower’s equity in the net income of any such Person for such Test Period shall be included in Net Income up to the aggregate amount of cash actually distributed by such Person during such Test Period to Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to Borrower as described in clause (a) of this proviso).

“Note” means a promissory note made by Borrower in favor of Lender evidencing Loans made by Lender, substantially in the form of Exhibit D.

“Obligated Party” means Borrower, each Guarantor or any other Person who is or becomes party to any agreement that obligates such Person to pay or perform, or that Guarantees or secures payment or performance of, the Obligations under the Loan Documents or any part thereof.

“Obligations” means all obligations, indebtedness, and liabilities of Borrower, each Guarantor and any other Obligated Party to Lender, any Affiliates of Lender and any Bank Product Provider now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, arising under or pursuant to this Agreement, any Bank Product Agreements (but in the case of Bank Product Agreements that are Hedging Agreements, limited to obligations and liabilities of Borrower to Bank Product Providers in respect of Hedging Transactions that are permitted by Section 8.17 and the Hedging Agreements under which they arise, to the extent related thereto, including any related early termination or settlement amounts) or the other Loan Documents, and all interest accruing thereon (whether a claim for post-filing or post-petition interest is allowed in any bankruptcy, insolvency, reorganization or similar proceeding) and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof; provided that, as to any Guarantor, the “Obligations” shall exclude any Excluded Swap Obligations of such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

CREDIT AGREEMENT – Page 17

“Oil and Gas Properties” means (a) all present and future interests and estates existing under any oil, gas and/or mineral leases including, without limitation, working interests, royalty interests, overriding royalty interests, production payments, net profits interests and carried interests, (b) all present and future rights in mineral fee interests, including without limitation, any reversionary interests relating thereto, (c) all rights, titles and interests created by or arising under the terms of all present and future unitization, communitization or pooling arrangements (and all properties covered and units created thereby) whether arising by contract or operation of law which now or hereafter include all or any part of the foregoing, (d) all rights, titles and interest created by or arising under the terms of all present and future Farmouts including, without limitation, any back-in interests related thereto, (e) all unsevered and unextracted Hydrocarbons in, under or attributable with respect to any of the foregoing, and (f) all rights, remedies, powers and privileges with respect to any of the foregoing, in each case, including, without limitation, all of the foregoing which are classified as proved developed producing, proved developed non-producing, provided developed behind pipe, proved developed shut-in, proved undeveloped, probable and possible reserves and any other reserve category recognized by the Society of Petroleum Evaluation Engineers or any successor thereto.

“Other Connection Taxes” means, with respect to Lender, Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.3).

“Outstanding Amount” means (a) with respect to the Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date, and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.

“Participant” means any Person (other than a natural Person, or Borrower or any of Borrower’s Affiliates or Subsidiaries or any other Obligated Party) to which a participation is sold by Lender in all or a portion of Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it).

“Participant Register” means a register in the United States on which Lender enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents.

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“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001).

“Payment Date” means the last day of each and every calendar month during the term of this Agreement and the Maturity Date.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

“Permitted Liens” means those Liens permitted by Section 8.2.

“Permitted Tax Distributions” means, with respect to any Person, any dividend or distribution to any holder of such Person’s stock or other equity interests to permit such holders to pay federal income taxes and all relevant state and local income taxes at a rate equal to the highest marginal applicable tax rate for the applicable tax year, however denominated (together with any interest, penalties, additions to tax, or additional amounts with respect thereto) imposed as a result of taxable income attributed to such holder as a partner of such Person under federal, state, and local income tax Laws, determined on a basis that combines those liabilities arising out of the net effect of the income, gains, deductions, losses, and credits of such Person and attributable to it in proportion and to the extent in which such holders hold stock or other equity interests of such Person, provided, however, the computation of tax distributions under this definition shall take into account the carryovers of items of loss, deduction and expense previously allocated by Borrower to holders of its equity securities, such that the excess, if any, of the aggregate items of losses from the prior taxable year over aggregate items of income from the prior taxable year will be deducted from the current taxable year’s income before applying the appropriate tax rate.

“Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity, and shall include such Person’s heirs, administrators, personal representatives, executors, successors and assigns.

“Plan” means any employee benefit or other plan, other than a Multiemployer Plan, established or maintained by, or for which there is an obligation to make contributions by or there is any liability, contingent or otherwise with respect to Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA or subject to Section 412 of the Code.

“Principal Office” means the principal office of Lender, presently located at the address set forth on Schedule 11.11.

“Production Report” means a report in form and substance reasonably satisfactory to Lender prepared by Borrower covering each of the Proved Oil and Gas Properties of Borrower and its Subsidiaries and the other Obligated Parties included in the most recent redetermination of the Borrowing Base and detailing Hydrocarbon production volumes on a well-by-well basis for the most recently-completed month, which report shall provide whether such Hydrocarbons were produced during such month or, as a result of accounting practices, were produced in a previous month, in which case the report shall specify the month during which such Hydrocarbons were produced.

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“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“Projected Production” as of any time means the projected production of oil, natural gas, condensate or natural gas liquids including gas processing plant products (measured by volume unit or BTU equivalent, not sales price), as applicable, for the term of the contracts or a particular month, as applicable, from properties and interests owned by Borrower or any of its Subsidiaries or other Obligated Parties which are located in the United States and which have attributable to them proved developed producing oil and gas reserves, as such production has been most recently projected by Lender in its sole discretion based upon Lender’s internal reserve analysis, after deducting projected production from any properties or interests sold or under contract for sale that had been included in such analysis.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or any other assets owned, operated or leased by such Person, and, with respect to Borrower and its Subsidiaries and the other Obligated Parties, shall include the Mortgaged Properties.

“Proved Oil and Gas Properties” means, collectively, (a) all Oil and Gas Properties which constitute proved developed producing reserves as determined by Lender, (b) all Oil and Gas Properties which constitute proved developed non-producing reserves, proved developed behind pipe reserves or proved developed shut-in reserves as determined by Lender, (c) all Oil and Gas Properties which constitute proved undeveloped reserves as determined by Lender and (d) all Oil and Gas Properties which constitute other categories of proved reserves recognized by the Society of Petroleum Evaluation Engineers or any successor thereto as determined by Lender.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by Borrower which is a rate swap, basis swap, forward rate transaction, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures, but excluding Commodity Hedging Transactions.

“Recognized Value” means the value determined by Lender attributed to the Oil and Gas Properties of Borrower and its Subsidiaries and the other Obligated Parties from the most recent determination of the Borrowing Base, based upon the discounted present value of the estimated net cash flow to be realized from the production of Hydrocarbons from such Oil and Gas Properties and the other standards specified in Section 2.9(a).

“Related Indebtedness” means any and all indebtedness paid or payable by Borrower to Lender pursuant to any Loan Document other than any Note.

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“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or Property.

“Remedial Action” means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

“Required Reserve Value” means Proved Oil and Gas Properties that have a Recognized Value of not less than eighty percent (80%) of the Recognized Value of all Proved Oil and Gas Properties owned by Borrower and its Subsidiaries and the other Obligated Parties.

“Reserve Report” means a report in form and substance satisfactory to Lender evaluating the oil and gas reserves attributable to all of the Oil and Gas Properties of Borrower and its Subsidiaries and the other Obligated Parties and which shall, among other things, (a) identify the wells covered thereby, (b) specify the applicable engineer’s opinions with respect to the total volume of reserves (the “available reserves”) of Hydrocarbons (using, as applicable, the terms or categories “proved developed producing reserves,” “proved developed non-producing reserves”, “proved developed behind pipe reserves”, “proved developed shut-in reserves”, “proved undeveloped reserves”, “probable reserves” and “possible reserves” and any other reserve category recognized by the Society of Petroleum Evaluation Engineers or any successor thereto) which Borrower has advised such engineer that Borrower and its Subsidiaries have the right to produce for their own account, (c) set forth such engineer’s opinions with respect to the projected future cash proceeds from the available reserves, discounted for present value at a rate acceptable to Lender, for each calendar year or portion thereof after the date of such findings and data, (d) set forth such engineer’s opinions with respect to the projected future rate of production of the available reserves, (e) contain such other information as requested by Lender with respect to the projected rate of production, gross revenues, operating expenses, taxes, capital costs, net revenues and present value of future net revenues attributable to such reserves and production therefrom, (f) contain a statement of the price and escalation parameters, procedures and assumptions upon which such determinations were based, (g) contain a statement of price differentials between the wellhead market price for the commodity sold and the quoted market price used in such report during the previous twelve (12)-month period or such shorter period during which such report has been prepared hereunder, and (h) contain summary lease operating statements for such Oil and Gas Properties for the previous twelve (12)-month period or such shorter period during which such report has been prepared hereunder.

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“Responsible Officer” means the chief executive officer, president, chief financial officer, or treasurer of an Obligated Party or any Person designated by a Responsible Officer to act on behalf of a Responsible Officer; provided that such designated Person may not designate any other Person to be a Responsible Officer. Any document delivered hereunder that is signed by a Responsible Officer of an Obligated Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of Obligated Party.

“Revolving Credit Availability” means, as of any date, the difference between (a) an amount equal to the aggregate amount of the Commitment of Lender on such date less (b) the total Revolving Credit Exposure of Lender on such date.

“Revolving Credit Exposure” means the aggregate principal amount at such time of Lender’s outstanding Loans and L/C Obligations at such time.

“RICO” means the Racketeer Influenced and Corrupt Organization Act of 1970.

“SDN List” has the meaning set forth in Section 6.20.

“Secured Parties” means the collective reference to Lender, each Bank Product Provider, each other Approved Commodity Swap Counterparty (with respect to the Mortgages) and any other Person the Obligations owing to which are, or are purported to be, secured by the Collateral under the terms of the Security Documents.

“Security Documents” means each and every Mortgage, security agreement, pledge agreement, mortgage, deed of trust, control agreement or other collateral security agreement required by or delivered to Lender from time to time that purport to create a Lien in favor of any of the Secured Parties to secure payment or performance of the Obligations or any portion thereof.

“Solvent” means, with respect to any Person, as of any date of determination, that the fair value of the assets of such Person (at fair valuation) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date, that the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, and that, as of such date, such Person will be able to pay all liabilities of such Person as such liabilities mature and such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability discounted to present value at rates believed to be reasonable by such Person acting in good faith.

“Subordinated Debt” means any unsecured Debt of Borrower (other than the Obligations) that has been subordinated to the Obligations under the Loan Documents by written agreement, in form and content satisfactory to Lender, and which has been approved in writing by Lender as constituting Subordinated Debt for purposes of this Agreement.

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“Subsidiary” means (a) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by Borrower or one or more of other Subsidiaries or by Borrower and one or more of such Subsidiaries, and (b) any other entity (i) of which at least a majority of the ownership, equity or voting interest is at the time directly or indirectly owned or controlled by one or more of Borrower and other Subsidiaries and (ii) which is treated as a subsidiary in accordance with GAAP.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” means, at any time, the fiscal quarter of Borrower then last ended for which financial statements have been or are required to be delivered pursuant to this Agreement.

“Total Credit Exposure” means the unused Commitment and Revolving Credit Exposure of Lender at such time.

“UCC” means Chapters 1 through 11 of the Texas Business and Commerce Code.

“Unfunded Pension Liability” means the excess, if any, of (a) the funding target as defined under Section 430(d) of the Code without regard to the special at-risk rules of Section 430(i) of the Code, over (b) the value of plan assets as defined under Section 430(g)(3)(A) of the Code determined as of the last day of each calendar year, without regard to the averaging which may be allowed under Section 430(g)(3)(B) of the Code and reduced for any prefunding balance or funding standard carryover balance as defined and provided for in Section 430(f) of the Code.

“Unreimbursed Amount” has the meaning set forth in Section 2.2(c)(i).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Victory” means Victory Energy Corporation, a Nevada corporation.

“WI/NRI Schedule” means a schedule comparing the working and net revenue interests of each well, lease or unit mortgaged to Lender as reflected on each applicable Mortgage, to the working and net revenue interests for such properties reflected in the Reserve Report, along with an explanation as to any material discrepancies between the two disclosures.

“Withholding Agent” means each of Borrower and Lender.

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Section 1.2 Accounting Matters.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements described in Section 6.2, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and either Borrower or Lender shall so request, Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) Borrower shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.3 ERISA Matters. If, after the date hereof, there shall occur, with respect to ERISA, the adoption of any applicable Law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by the PBGC or any other Governmental Authority, then either Borrower or Lender may request a modification to this Agreement solely to preserve the original intent of this Agreement with respect to the provisions hereof applicable to ERISA, and the parties to this Agreement shall negotiate in good faith to complete such modification.

Section 1.4 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.5 Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear. Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC. Any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document). Any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time. Words denoting gender shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative; the word “or” is not exclusive; the word “including” (in its various forms) means “including, without limitation”; in the computation of periods of time, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding”; and all references to money refer to the legal currency of the United States of America.

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Section 1.6 Interpretative Provision. For purposes of Section 10.1, a breach of a financial covenant contained in Article 9 shall be deemed to have occurred as of any date of determination thereof by Borrower and Lender or as of the last date of any specified measurement period, regardless of when the financial statements or the Compliance Certificate reflecting such breach are delivered to Lender.

Section 1.7 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to central time (daylight or standard, as applicable).

Section 1.8 Other Loan Documents. The other Loan Documents, including the Security Documents, and the Intercreditor Agreement contain representations, warranties, covenants, defaults and other provisions that are in addition to and not limited by, or a limitation of, similar provisions of this Agreement. Such provisions in such other Loan Documents and the Intercreditor Agreement may be different or more expansive than similar provisions of this Agreement and neither such differences nor such more expansive provisions shall be construed as a conflict.

ARTICLE 2

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.1 The Loans.

(a) Borrowings. Subject to the terms and conditions of this Agreement, Lender agrees to make one or more revolving credit loans (each such loan, a “Loan”) to Borrower from time to time from the Closing Date until the Maturity Date in an aggregate principal amount at any time outstanding up to but not exceeding the amount of Lender’s Commitment, provided that the Revolving Credit Exposure of Lender shall not exceed the aggregate amount of the Commitment of Lender. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, Borrower may borrow, repay, and reborrow Loans hereunder.

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(b) Borrowing Procedure. Each Borrowing shall be made upon Borrower’s irrevocable notice to Lender, which may be given by telephone. Each such notice must be received by Lender not later than 11:00 a.m. on the requested date of any Borrowing. Each telephonic notice by Borrower pursuant to this Section 2.1(b) must be confirmed promptly by delivery to Lender of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of Borrower. Except as provided in Sections 2.2(c), each Borrowing shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof; provided that a Borrowing may be in an amount equal to the Revolving Credit Availability. Each Borrowing Request (whether telephonic or written) shall specify (i) the requested date of the Borrowing (which shall be a Business Day) and (ii) the principal amount of Borrowing to be borrowed.

(c) Funding. Upon satisfaction of the applicable conditions set forth in Section 5.2 (and, if such Borrowing is the initial Credit Extension, Section 5.1), Lender shall make the amount of its Loan available to Borrower in immediately available funds by crediting the account of Borrower on the books of Lender with the amount of such funds in accordance with instructions provided to (and reasonably acceptable to) Lender; provided, however, that if, on the date the Borrowing Request with respect to such Borrowing is given by Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to Borrower as provided above.

Section 2.2 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, Lender agrees (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of Borrower or its Subsidiaries, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Revolving Credit Exposure of Lender shall not exceed Lender’s Commitment, and (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

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(ii) Lender shall not issue any Letter of Credit, if:

(A) the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance (or, if issued in favor of the Texas Railroad Commission, fifteen (15) months following the date of issuance), unless Lender has approved such expiry date; or

(B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless Lender has approved such expiry date.

(iii) Lender shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain Lender from issuing the Letter of Credit, or any Law applicable to Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Lender shall prohibit, or request that Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which Lender in good faith deems material to it;

(B) the issuance of the Letter of Credit would violate one or more policies of Lender applicable to letters of credit generally;

(C) except as otherwise agreed by Lender, the Letter of Credit is in an initial stated amount less than $25,000;

(D) the Letter of Credit is to be denominated in a currency other than Dollars; or

(E) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv) Lender shall not amend any Letter of Credit if Lender would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) Lender shall be under no obligation to amend any Letter of Credit if (A) Lender would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

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(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to Lender in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by Lender, by personal delivery or by any other means acceptable to Lender. Such Letter of Credit Application must be received by Lender not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as Lender may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as Lender may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to Lender (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as Lender may require. Additionally, Borrower shall furnish to Lender such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as Lender may require.

(ii) Unless Lender has received written notice from any Obligated Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 5 shall not then be satisfied, then, subject to the terms and conditions hereof, Lender shall, on the requested date, issue a Letter of Credit for the account of Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with Lender’s usual and customary business practices.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, Lender will also deliver to Borrower a true and complete copy of such Letter of Credit or amendment.

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(c) Drawings and Reimbursements.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, Lender shall notify Borrower thereof. Not later than 11:00 a.m. on the date of any payment by Lender under a Letter of Credit (each such date, an “Honor Date”), Borrower shall reimburse Lender in an amount equal to the amount of such drawing. If Borrower fails to so reimburse Lender by such time, Borrower shall be deemed to have requested a Borrowing to be disbursed on the Honor Date in an amount equal to the amount of the unreimbursed drawing (the “Unreimbursed Amount”), subject to the amount of the unutilized portion of the Commitment and the conditions set forth in Section 5.2 (other than the delivery of a Borrowing Request). Any notice given by Lender pursuant to this Section 2.2(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing because the conditions set forth in Section 5.2 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from Lender an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Interest Rate.

(d) Obligations Absolute. The obligation of Borrower to reimburse Lender for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by Lender of any requirement that exists for Lender’s protection and not the protection of Borrower or any waiver by Lender which does not in fact materially prejudice Borrower;

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(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;

(vii) any payment by Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Subsidiary.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify Lender. Borrower shall be conclusively deemed to have waived any such claim against Lender and its correspondents unless such notice is given as aforesaid.

(e) Role of Lender. Borrower agrees that, in paying any drawing under a Letter of Credit, Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of Lender, any of its Related Parties nor any correspondent, participant or assignee of Lender shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.2(d); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against Lender, and Lender may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by Lender’s willful misconduct or gross negligence or Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Lender may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

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(f) Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by Lender and Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to such Letter of Credit. Notwithstanding the foregoing, Lender shall not be responsible to Borrower for, and Lender’s rights and remedies against Borrower shall not be impaired by, any action or inaction of Lender required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where Lender or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit or other Issuer Document chooses such Law or practice.

(g) Documentary and Processing Charges Payable to Lender. Borrower shall pay directly to Lender for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of Lender relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(h) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(i) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Borrower shall be obligated to reimburse Lender hereunder for any and all drawings under such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.3 Fees.

(a) Letter of Credit Fees. Borrower shall pay to Lender a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the greater of (i) the Applicable Margin times the daily amount available to be drawn under such Letter of Credit and (ii) $1,500. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4. Letter of Credit Fees for each Letter of Credit shall be (i) due and payable in advance on the date of issuance of such Letter of Credit and on the first Business Day of each April, July, October and January thereafter so long as such Letter of Credit remains outstanding and (ii) computed on a quarterly basis in advance. Notwithstanding anything to the contrary contained herein while any Event of Default exists, all Letter of Credit Fees shall accrue at the otherwise applicable rate plus 2%.

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(b) Commitment Fees. Borrower agrees to pay to Lender a commitment fee on the daily average unused amount of the Commitment of Lender for the period from and including the date of this Agreement to and including the Maturity Date (including at any time during which one or more of the conditions in Article 5 is not met), at a rate equal to the Applicable Margin. For the purpose of calculating the commitment fee hereunder, the Commitment of Lender shall be deemed utilized by the amount of all outstanding Loans and L/C Obligations owing to Lender. Accrued commitment fees shall be payable quarterly in arrears on the first day of each April, July, October, and January during the term of this Agreement and on the Maturity Date.

Section 2.4 Payments Generally. All payments of principal, interest, and other amounts to be made by Borrower under this Agreement and the other Loan Documents shall be made to Lender at the Principal Office in Dollars and immediately available funds, without setoff, deduction, or counterclaim, and free and clear of all taxes at the time and in the manner provided herein. Payments by check or draft shall not constitute payment in immediately available funds until the required amount is actually received by Lender in full. Payments in immediately available funds received by Lender in the place designated for payment on a Business Day prior to 11:00 a.m. at such place of payment shall be credited prior to the close of business on the Business Day received, while payments received by Lender on a day other than a Business Day or after 11:00 a.m. on a Business Day shall not be credited until the next succeeding Business Day. If any payment of principal or interest on the Notes shall become due and payable on a day other than a Business Day, then such payment shall be made on the next succeeding Business Day. Any such extension of time for payment shall be included in computing interest which has accrued and shall be payable in connection with such payment. Lender is hereby authorized upon notice to Borrower to charge the account of Borrower maintained with Lender for each payment of principal, interest and fees as it becomes due hereunder.

Section 2.5 Evidence of Debt. The Loans made by Lender shall be evidenced by one or more accounts or records maintained by Lender in the ordinary course of business; provided that Lender may, in addition, request that such Loans be evidenced by Notes. The Credit Extensions made by Lender shall be evidenced by one or more accounts or records maintained by Lender in the ordinary course of business. The accounts or records maintained by Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made to Borrower and, with respect to Letters of Credit issued for the account of a Subsidiary, such Subsidiary and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations.

Section 2.6 Cash Collateral.

(a) Certain Credit Support Events. If (i) Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, or (iii) Borrower shall be required to provide Cash Collateral pursuant to Section 10.2, Borrower shall immediately (in the case of clause (iii) above) or within one (1) Business Day (in all other cases) following any request by Lender, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount.

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(b) Grant of Security Interest. Borrower hereby grants to (and subjects to the control of) Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral, and all other property so provided as Collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.6(c). If at any time Lender determines that Cash Collateral is subject to any right or claim of any Person other than Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by Lender, pay or provide to Lender additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more blocked, non-interest bearing deposit accounts at Lender. Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.6 or Sections 2.2 or 10.2 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

Section 2.7 Interest; Payment Terms.

(a) Loans – Payment of Principal and Interest; Revolving Nature. The unpaid principal amount of each Borrowing shall, subject to the following sentence and Section 2.7(f), bear interest at the applicable Interest Rate. If at any time such rate of interest would exceed the Maximum Rate but for the provisions thereof limiting interest to the Maximum Rate, then any subsequent reduction shall not reduce the rate of interest on the Loans below the Maximum Rate until the aggregate amount of interest accrued on the Loans equals the aggregate amount of interest which would have accrued on the Loans if the interest rate had not been limited by the Maximum Rate. All accrued but unpaid interest on the principal balance of the Loans shall be payable on each Payment Date and on the Maturity Date, provided that interest accruing at the Default Interest Rate pursuant to Section 2.7(f) shall be payable on demand. The then Outstanding Amount of the Loans and all accrued but unpaid interest thereon shall be due and payable on the Maturity Date. The unpaid principal balance of the Loans at any time shall be the total amount advanced hereunder by Lender less the amount of principal payments made thereon by or for Borrower, which balance may be endorsed on the Notes from time to time by Lender or otherwise noted in Lender’s records, which notations shall be, absent manifest error, conclusive evidence of the amounts owing hereunder from time to time.

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(b) Application. Except as expressly provided herein or in the Intercreditor Agreement to the contrary, all payments on the Obligations under the Loan Documents shall be applied in the following order of priority: (i) the payment or reimbursement of any expenses, costs or obligations (other than the Outstanding Amount thereof and interest thereon) for which Borrower shall be obligated or Lender shall be entitled pursuant to the provisions of this Agreement, the Notes or the other Loan Documents; (ii) the payment of accrued but unpaid interest thereon; and (iii) the payment of all or any portion of the principal balance thereof then outstanding hereunder as directed by Borrower. If an Event of Default exists under this Agreement, the Notes or under any of the other Loan Documents, any such payment shall be applied as provided in Section 10.3 below.

(c) Computation Period. Interest on the Loans and all other amounts payable by Borrower hereunder on a per annum basis shall be computed on the basis of a 360-day year and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a 365-day year or 366-day year, as the case may be. In computing the number of days during which interest accrues, the day on which funds are initially advanced shall be included regardless of the time of day such advance is made, and the day on which funds are repaid shall be included unless repayment is credited prior to the close of business on the Business Day received. Each determination by Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Unconditional Payment. Borrower is and shall be obligated to pay all principal, interest and any and all other amounts which become payable under any of the Loan Documents absolutely and unconditionally and without any abatement, postponement, diminution or deduction whatsoever and without any reduction for counterclaim or setoff whatsoever. If at any time any payment received by Lender hereunder shall be deemed by a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under any Debtor Relief Law, then the obligation to make such payment shall survive any cancellation or satisfaction of the Obligations under the Loan Documents and shall not be discharged or satisfied with any prior payment thereof or cancellation of such Obligations, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and such payment shall be immediately due and payable upon demand.

(e) Partial or Incomplete Payments. Remittances in payment of any part of the Obligations under the Loan Documents other than in the required amount in immediately available funds at the place where such Obligations are payable shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by Lender in full in accordance herewith and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by Lender of any payment in an amount less than the full amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default.

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(f) Default Interest Rate. For so long as any Event of Default exists, regardless of whether or not there has been an acceleration of the Loans, and at all times after the maturity of the Loans (whether by acceleration or otherwise), and in addition to all other rights and remedies of Lender hereunder, (i) interest shall accrue on the Outstanding Amount of the Loans at the Default Interest Rate and (ii) interest shall accrue on any past due amount (other than the outstanding principal balance) at the Default Interest Rate, and such accrued interest shall be immediately due and payable. Borrower acknowledges that it would be extremely difficult or impracticable to determine Lender’s actual damages resulting from any late payment or Event of Default, and such accrued interest are reasonable estimates of those damages and do not constitute a penalty.

Section 2.8 Voluntary Termination or Reduction of Commitment; Prepayments.

(a) Voluntary Termination or Reduction of Commitment. Borrower may, upon written notice to Lender, terminate the Commitment, or from time to time permanently reduce the Commitment; provided that (i) any such notice shall be received by Lender not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $50,000 or any whole multiple of $25,000 in excess thereof, and (iii) Borrower shall not terminate or reduce the Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Revolving Credit Exposure of Lender would exceed the aggregate amount of the Commitment. All fees accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination.

(b) Voluntary Prepayments. Subject to the conditions set forth below, Borrower shall have the right, at any time and from time to time upon at least three (3) Business Days prior written notice to Lender, to prepay the principal of the Loans in full or in part. If there is a prepayment of all or any portion of the principal of the Loans on or before the Maturity Date for such Loans, whether voluntary or because of acceleration or otherwise, such prepayment shall also include any and all accrued but unpaid interest on the amount of principal being so prepaid up to but excluding the date of prepayment, plus any other sums which have become due to Lender under the other Loan Documents on or before the date of prepayment, but which have not been fully paid.

(c) Mandatory Prepayment of Facility. Except as provided in Section 2.9(e) or (f) hereof, if at any time the Revolving Credit Exposure of Lender exceeds the Borrowing Base then in effect, then Borrower shall immediately prepay the entire amount of such excess to Lender and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.8(c) unless after the prepayment in full of the Loans the Revolving Credit Exposure of Lender exceeds the Borrowing Base then in effect.

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Section 2.9 Borrowing Base.

(a) Borrowing Base Standards. The Borrowing Base shall represent Lender’s determination, in its sole discretion, of the loan amount that may be supported by Lender’s evaluation of the Proved Oil and Gas Properties of Borrower and its Subsidiaries and the other Obligated Parties. The determination of the Borrowing Base will be made in accordance with then-current practices, economic and pricing parameters, methodology, assumptions, and customary procedures and standards established by Lender from time to time for its petroleum industry customers including without limitation (i) an analysis of such reserve and production data with respect to all of the Proved Oil and Gas Properties of Borrower and its Subsidiaries and the other Obligated Parties, including the Mortgaged Properties, as is provided to Lender in accordance herewith, (ii) an analysis of the assets, liabilities, cash flow, business, properties, prospects, management and ownership of Borrower and its Subsidiaries and the other Obligated Parties, (iii) Borrower’s and its Subsidiaries’ and the other Obligated Parties’ Hedging Transactions and the status (or lack thereof) of any provider of Hedging Transactions as an “Approved Commodity Swap Counterparty,” and (iv) such other credit factors consistently applied as Lender customarily considers in evaluating similar oil and gas credit facilities. Borrower and Lender acknowledge that due to the uncertainties of the oil and gas extraction process, the Oil and Gas Properties of Borrower and its Subsidiaries and the other Obligated Parties are not subject to evaluation with a high degree of accuracy and are subject to potential rapid deterioration in value, the determination of the loan amount will be less than the total present value of the Proved Oil and Gas Properties of Borrower and its Subsidiaries and the other Obligated Parties, which Borrower acknowledges to be essential for the adequate protection of Lender. Without limiting the foregoing, Lender may exclude any oil and gas reserves or portion of production therefrom or any income from any other property from the Borrowing Base, at any time, because title information is not satisfactory, such oil and gas reserves are not Mortgaged Properties or such oil and gas reserves are not in “pay” status. The Borrowing Base shall initially be $1,450,000 on the Closing Date.

(b) Periodic Determinations of Borrowing Base.

(i) The Borrowing Base shall be redetermined on or about March 31 and September 30 of each year until the Maturity Date. On or before February 28 of each year, Borrower shall furnish Lender a Reserve Report as of the preceding January 1 prepared by an Independent Engineer covering all of the Proved Oil and Gas Properties of Borrower and its Subsidiaries and the other Obligated Parties, including the Mortgaged Properties. On or before August 31 of each year, Borrower shall furnish Lender a Reserve Report as of the preceding July 1 prepared by Borrower’s own engineer or an Independent Engineer and certified by a Responsible Officer of Borrower covering all of the Proved Oil and Gas Properties of Borrower and its Subsidiaries and the other Obligated Parties, including the Mortgaged Properties. Upon receipt of each such Reserve Report, Lender shall make a determination of the Borrowing Base and the Monthly Reduction Amount (if any) which shall become effective upon written notification from Lender to Borrower, and which, subject to the other provisions of this Agreement, shall be the Borrowing Base and the Monthly Reduction Amount until the effective date of the next redetermination as provided in this Section 2.9.

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(ii) In the event that Borrower does not furnish to Lender a Reserve Report by the dates specified in Section 2.9(b)(i), then Lender may nonetheless redetermine the Borrowing Base and/or the Monthly Reduction Amount and redesignate the Borrowing Base and/or the Monthly Reduction Amount from time to time thereafter in its sole discretion until Lender receives the relevant Reserve Report, whereupon Lender shall redetermine the Borrowing Base and/or the Monthly Reduction Amount as otherwise specified in this Section 2.9.

(iii) On August 31 of each year, Borrower shall pay Lender an engineering fee of $5,000 for the next following determination of the Borrowing Base pursuant hereto; provided, however, if the Reserve Report delivered in connection with such determination was prepared by an Independent Engineer, such engineering fee shall be waived.

(c) Special Determinations of Borrowing Base.

(i) Special determinations of the Borrowing Base may be requested by Borrower not more than two times per calendar year or by Lender two time per calendar year during the term hereof. If any special determination is requested by Borrower, Borrower shall provide, if requested by Lender, an updated Reserve Report brought forward from the most recent Reserve Report furnished by Borrower to Lender and a $5,000 fee deposit for Lender’s engineering fees, which fee is in addition to the fee payable under Section 2.9(b)(iii) (except to the extent such updated Reserve Report was prepared by an Independent Engineer). If any special determination is requested by Lender, Borrower will provide Lender with engineering data for the oil and gas reserves updated from the most recent Reserve Report furnished to Lender, as soon as is reasonably possible following the request. The determination whether to increase or decrease the Borrowing Base and the Monthly Reduction Amount shall be made in accordance with the standards set forth in Section 2.9(a) and the procedures set forth in Section 2.9(d). In the event of any special determination of the Borrowing Base pursuant to this Section, Lender in the exercise of its discretion may suspend the next regularly scheduled determination of the Borrowing Base.

(ii) In addition to the special determinations described in Section 2.9(c)(i), Lender may, by notifying Borrower thereof, elect to cause an interim redetermination of the Borrowing Base any time (i) Borrower or any of its Subsidiaries or any of the other Obligated Parties Disposes of, whether in one Disposition or a series of Dispositions, Oil and Gas Properties, the Borrowing Base value of which exceeds five percent (5.00%) of the Borrowing Base then in effect, (ii) any Commodity Hedging Transaction which has been taken into account in connection with the then current Borrowing Base is terminated and the Hedge Termination Value thereof determined in accordance therewith exceeds five percent (5.00%) of such Borrowing Base or (iii) a Person loses its status as an Approved Commodity Swap Counterparty if the then current Borrowing Base includes credit for Hedging Transactions with such Person. Any redetermination of the Borrowing Base pursuant to this Section 2.9(c)(ii) shall be made in accordance with the standards set forth in Section 2.9(a) and the procedures set forth in Section 2.9(d) and shall not be considered a special determination requested by Lender within the meaning of Section 2.9(c)(i). Borrower shall (A) if requested by Lender, deliver an updated Reserve Report brought forward from the most recent Reserve Report furnished by Borrower to Lender and (B) shall pay to Lender a $5,000 fee deposit for Lender’s engineering fees, which fee is in addition to the fee payable under Section 2.9(b)(iii), except to the extent such Reserve Report was prepared by an Independent Engineer.

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(d) General Procedures With Respect to Determination of Borrowing Base. Lender shall redetermine the Borrowing Base and a Monthly Reduction Amount within a reasonable period of time following receipt by Lender of a Reserve Report and other applicable information satisfactory to Lender. Upon such redetermination of the Borrowing Base, Lender and Borrower shall execute a Borrowing Base Adjustment Letter.

(e) Borrowing Base Reduction. At the time of any periodic or special redetermination of the Borrowing Base, Lender reserves the right to establish the Monthly Reduction Amount. Lender’s determination of the Monthly Reduction Amount shall be made in accordance with the standards specified in Section 2.9(a) and the procedures specified in Section 2.9(d). On the Closing Date, the Monthly Reduction Amount initially will be set at zero dollars ($0). If the total Revolving Credit Exposure of Lender shall exceed the Borrowing Base solely because of the reduction of the Borrowing Base by the Monthly Reduction Amount, Borrower shall, on or prior to the date of such occurrence, make a single lump sum payment in an amount sufficient to reduce the total Revolving Credit Exposure of Lender to or below the Borrowing Base.

(f) Borrowing Base Deficiency.

(i) If the total Revolving Credit Exposure of Lender exceeds the amount of the Borrowing Base because of a periodic or special determination made pursuant to Section 2.9(b) or Section 2.9(c) (or a periodic or special redetermination combined with the Monthly Reduction Amount), then Lender shall send a Borrowing Base Deficiency Notice to Borrower, and Borrower shall within ten (10) days following receipt of such Borrowing Base Deficiency Notice elect whether to (A) prepay an amount which would, if prepaid immediately, reduce the total Revolving Credit Exposure of Lender to the amount of the Borrowing Base, (B) execute a Mortgage (or cause another Obligated Party to execute a Mortgage) covering such other Oil and Gas Properties as are acceptable to Lender having present values which, in the opinion of Lender, based upon Lender’s evaluation of the engineering data provided it, taken in the aggregate are sufficient to increase the Borrowing Base to an amount at least equal to the total Revolving Credit Exposure of Lender, or (C) do any combination of the foregoing as is acceptable to Lender. If Borrower fails to make an election within ten (10) days after Borrower’s receipt of the Borrowing Base Deficiency Notice, then Borrower shall be deemed to have selected the prepayment option specified in clause (A) above.

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(ii) Borrower shall deliver such prepayments or Mortgages of additional Oil and Gas Properties in accordance with its election (or deemed election) pursuant to Section 2.9(f)(i) as follows:

(A) Prepayment Elections. If Borrower elects (or is deemed to have elected) to prepay an amount in accordance with Section 2.9(f)(i)(A) above, then Borrower may make such prepayment in one installment within thirty (30) days after Borrower’s receipt of the Borrowing Base Deficiency Notice.

(B) Elections to Mortgage Additional Oil and Gas Properties. If Borrower elects to mortgage additional Oil and Gas Properties in accordance with Section 2.9(f)(i)(B) above, then (1) such properties shall be acceptable to Lender with values determined by Lender in accordance with this Section 2.9 and (2) Borrower or such Subsidiary or such other Obligated Party shall execute, acknowledge and deliver to Lender one or more Mortgages within thirty (30) days after Borrower’s receipt of the Borrowing Base Deficiency Notice (or such longer time as determined by Lender); provided, however (x) if none of the additional Oil and Gas Properties offered by Borrower are acceptable to Lender, Borrower shall be deemed to have elected the prepayment option specified in Section 2.9(f)(i)(A) (and Borrower shall make such prepayment in accordance with Section 2.9(f)(ii)(A)); and (y) if the aggregate present values of additional Oil and Gas Properties which are acceptable to Lender are insufficient to eliminate the Borrowing Base deficiency, then Borrower shall be deemed to have selected the option specified in Section 2.9(f)(i)(C) (and Borrower shall make prepayment and deliver one or more Mortgages as provided in Section 2.9(f)(ii)(C)). Together with such Mortgages, Borrower shall deliver to Lender title opinions and/or other title information and data acceptable to Lender such that Lender shall have received, together with the title information previously delivered to Lender, acceptable title information regarding the Oil and Gas Properties of Borrower and its Subsidiaries and the other Obligated Parties that in the aggregate represent not less than 80% of the Recognized Value of all Oil and Gas Properties evaluated in the most recent Reserve Report and that are encumbered by the Mortgages.

(C) Combination Elections. If Borrower elects (or is deemed to have elected) to eliminate the Borrowing Base deficiency by a combination of prepayment and mortgaging of additional Oil and Gas Properties in accordance with Section 2.9(f)(i)(C), then within thirty (30) days after Borrower’s receipt of the Borrowing Base Deficiency Notice (or such longer time as determined by Lender), Borrower shall (or shall cause another Obligated Party to) execute, acknowledge and deliver to Lender one or more Mortgages covering such additional Oil and Gas Properties and pay Lender the amount by which the Borrowing Base deficiency exceeds the present values of such additional Oil and Gas Properties in one installment within thirty (30) days after Borrower’s receipt of the Borrowing Base Deficiency Notice.

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(iii) Applicable Margin Increase. During any time in which a Borrowing Base deficiency exists, each of the Applicable Margins will be automatically increased by 200 basis points (2.00%).

(g) Borrowing Base Increase Fee. A fee shall be paid to Lender for each incremental increase in the new Borrowing Base over the previously existing Borrowing Base. The amount of each such fee shall be one percent (1.00%) of such increase. There shall be no obligation imposed upon Borrower to accept an increase of the Borrowing Base proposed by Lender. However, if Borrower accepts the increase in the Borrowing Base, the fee determined by Lender shall be due and payable immediately and without regard as to whether Borrower ever borrows the increased amount available under such new Borrowing Base.

(h) Mortgage of Additional Properties. Borrower may from time to time upon written notice to Lender propose to add Oil and Gas Properties of Borrower or any Subsidiary or any other Obligated Party as Mortgaged Properties to be included in the Borrowing Base. Any such proposal shall be accompanied by a Reserve Report applicable to such properties that conforms with the requirements of this Agreement and evidence sufficient to establish that Borrower or such Subsidiary or such other Obligated Party, as applicable, has title to such properties. Any such addition shall become effective at such time as (i) Lender has made a determination of the amount by which the Borrowing Base would be increased as the result of such addition, (ii) the conditions set out in this Section 2.9, to the extent they are applicable to such additional properties, have been satisfied, (iii) Mortgages duly executed by Borrower or such Subsidiary or such other Obligated Party, as applicable, have been delivered to Lender, and (iv) arrangements satisfactory to Lender have been made with respect to payment of recording fees and taxes, as applicable. In determining the increase in the Borrowing Base pursuant to this Section, Lender shall apply the parameters and other credit factors set forth in this Section 2.9. A proposal by Borrower pursuant to this Section 2.9(h) shall constitute a request for a special determination of the Borrowing Base for purposes of Section 2.9(c).

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ARTICLE 3

TAXES, YIELD PROTECTION AND INDEMNITY

Section 3.1 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender;

(ii) subject Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by Lender;

and the result of any of the foregoing shall be to increase the cost to Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request of Lender, Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b) Capital or Liquidity Requirements. If Lender determines that any Change in Law affecting Lender or any lending office of Lender or Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of Lender, or the Loans made by, or the Letters of Credit issued by, Lender, to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in Sections 3.1(a) or (b) and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

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(d) Delay in Requests. Failure or delay on the part of Lender to demand compensation pursuant to this Section 3.1 shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate Lender pursuant to this Section 3.1 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9)-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.2 Taxes.

(a) Defined Terms. For purposes of this Section, the term “applicable Law” includes FATCA.

(b) Payment Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.2) Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Lender timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Borrower. Borrower shall indemnify Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.2) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 3.2, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

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(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.2 (including by the payment of additional amounts pursuant to this Section 3.2), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.2 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.2(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.2(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.2(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.2(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Survival. Each party’s obligations under this Section 3.2 shall survive any assignment of rights by Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.3 Mitigation of Obligations. If Lender requests compensation under Section 3.1, or requires Borrower to pay any Indemnified Taxes or additional amounts to Lender or any Governmental Authority for the account of Lender pursuant to Section 3.2, then Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or Section 3.2, as the case may be, in the future, and (ii) would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by Lender in connection with any such designation or assignment.

Section 3.4 Survival. All of Borrower’s obligations under this Article 3 shall survive termination of the Commitment and repayment of all other Obligations hereunder.

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ARTICLE 4

SECURITY

Section 4.1 Mortgaged Properties. To secure full and complete payment and performance of the Obligations, Borrower shall, and shall cause each of its Subsidiaries and each of the other Obligated Parties to, grant a first priority Lien (subject to Permitted Liens) against the Oil and Gas Properties of Borrower and its Subsidiaries and the other Obligated Parties to the extent set forth below pursuant to terms of one or more Mortgages. Borrower covenants that the Recognized Value of all Oil and Gas Properties subject to Mortgages shall at all times be not less than the Required Reserve Value. Within thirty (30) days (or such longer time as determined by Lender) after Lender advises Borrower of the failure to so achieve the Required Reserve Value and the percentage shortfall thereof, Borrower shall cause the Recognized Value of all Mortgaged Properties to be not less than the Required Reserve Value by executing or causing its Subsidiaries and the other Obligated Parties to execute, Mortgages covering additional Proved Oil and Gas Properties sufficient to cover such shortfall.

Section 4.2 Collateral. To secure full and complete payment and performance of the Obligations, Borrower shall, and shall cause its Subsidiaries and the other Obligated Parties to, execute and deliver or cause to be executed and delivered all of the Security Documents required by Lender covering the Collateral, subject, with respect to Oil and Gas Properties, to the limitations set forth in Section 4.1. Borrower shall execute and cause to be executed such further documents and instruments, including without limitation, UCC financing statements, as Lender, in its sole discretion, deems necessary or desirable to create, evidence, preserve, and perfect its liens and security interests in the Collateral and maintain the priority thereof as required by the Loan Documents.

Section 4.3 Setoff. If an Event of Default exists and subject to the Intercreditor Agreement, Lender shall have the right to set off against the Obligations under the Loan Documents, at any time and without notice to Borrower, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Lender to Borrower whether or not the Obligations under the Loan Documents are then due. To the extent that Borrower has accounts, which in the style thereof as reflected in Lender’s records are designated as royalty, joint interest owner or operator accounts, the foregoing right of setoff shall only extend to funds in such accounts which do not belong to, or otherwise arise from payments to Borrower for the account of, third-party royalty, joint interest owners, or operators, and any funds in such accounts improperly setoff shall be returned to Borrower upon presentation by Borrower of reasonable proof that such funds were being held for the account of such other Persons. In making such an offset and application, Lender shall give Borrower a written notice of such offset and application promptly after effecting it. Subject to the Intercreditor Agreement, each amount set off shall be paid to Lender for application to the Obligations under the Loan Documents in the order set forth in Section 10.3. As further security for the Obligations, Borrower hereby grants to Lender a security interest in all money, instruments, and other Property of Borrower now or hereafter held by Lender, including, without limitation, Property held in safekeeping. In addition to Lender’s right of setoff and as further security for the Obligations, Borrower hereby grants to Lender a security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of Borrower now or hereafter on deposit with or held by Lender and all other sums at any time credited by or owing from Lender to Borrower. The rights and remedies of Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Lender may have.

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Section 4.4 Authorization to File Financing Statements. Borrower and each other Obligated Party that has granted a security interest in connection herewith authorizes Lender to complete and file, from time to time, financing statements naming Borrower or such other Obligated Party, as applicable, as debtor.

ARTICLE 5

CONDITIONS PRECEDENT

Section 5.1 Initial Extension of Credit. The obligation of Lender to make the initial Credit Extension hereunder is subject to the condition precedent that Lender shall have received all of the following, each dated (unless otherwise indicated or otherwise specified by Lender) the Closing Date, in form and substance satisfactory to Lender:

(a) Credit Agreement. Executed counterparts of this Agreement, sufficient in number for distribution to Lender and Borrower;

(b) Resolutions. Resolutions of the Board of Directors (or other governing body) of Borrower and each other Obligated Party certified by the Secretary or an Assistant Secretary (or a Responsible Officer or other custodian of records) of such Person which authorize the execution, delivery, and performance by such Person of this Agreement, the other Loan Documents to which such Person is or is to be a party and the Intercreditor Agreement to the extent party thereto;

(c) Incumbency Certificate. A certificate of incumbency certified by a Responsible Officer of each Obligated Party certifying the names of the individuals or other Persons authorized to sign this Agreement, each of the other Loan Documents to which Borrower and each other Obligated Party is or is to be a party (including the certificates contemplated herein), and the Intercreditor Agreement to the extent party thereto, on behalf of such Person together with specimen signatures of such individual Persons;

(d) Certificate Regarding Consents and Approvals. A certificate of a Responsible Officer of each Obligated Party either (I) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Obligated Party and the validity against such Obligated Party of the Loan Documents to which it is a party and the Intercreditor Agreement to the extent party thereto, and such consents, licenses and approvals shall be in full force and effect, or (II) stating that no such consents, licenses or approvals are so required;

(e) Closing Certificate. A certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 5.2(b), (c) and (d) have been satisfied;

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(f) Constituent Documents. The Constituent Documents and all amendments thereto for Borrower and each other Obligated Party that is not a natural person, with the formation documents included in the Constituent Documents being certified as of a date acceptable to Lender by the appropriate government officials of the state of incorporation or organization of Borrower and each other Obligated Party, and all such Constituent Documents being accompanied by certificates that such copies are complete and correct, given by an authorized representative acceptable to Lender;

(g) Governmental Certificates. To the extent applicable, certificates of the appropriate government officials of the state of incorporation or organization of Borrower and each other Obligated Party as to the existence and good standing of Borrower and each other Obligated Party. Any such certificate(s) due from the Texas Comptroller of Public Accounts may be satisfied with a printout of an electronic search of such office’s records which shows that the applicable Person’s status with respect to its right to transact business in Texas is “active.” Each certificate or other evidence required by this clause (g) shall be dated within thirty (30) days prior to the date of the initial Credit Extension;

(h) Note. The Note executed by Borrower in favor of Lender;

(i) Security Documents. The Security Documents executed by Borrower and the other Obligated Parties;

(j) Financing Statements. UCC financing statements reflecting Borrower and the other Obligated Parties, as debtors, and Lender, as secured party, which are required to grant a Lien which secures the Obligations and covering such Collateral as Lender may request;

(k) Guaranty. The Guaranty executed by each Guarantor;

(l) Insurance Matters. Copies of insurance certificates describing all insurance policies required by Section 7.5;

(m) Lien Searches. The results of UCC lien searches showing all financing statements and other documents or instruments on file against Borrower and each other Obligated Party in the appropriate filing offices, such search to be as of a date no more than thirty (30) days prior to the date of the initial Credit Extension, and reflecting no Liens against any of the intended Collateral other than Liens being released or assigned to Lender concurrently with the initial Credit Extension;

(n) Opinions of Counsel. A favorable opinion of The McCall Firm, Texas legal counsel to Borrower and Guarantors, as to such matters as Lender may reasonably request;

(o) Attorneys’ Fees and Expenses. Evidence that the costs and expenses (including reasonable attorneys’ fees) referred to in Section 11.1, to the extent invoiced, shall have been paid in full by Borrower;

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(p) Title Assurances. Title opinions and/or other title information and data acceptable to Lender covering Oil and Gas Properties that in the aggregate represent not less than 80% of the Recognized Value of all Oil and Gas Properties evaluated in the Initial Reserve Report and that are encumbered by the Mortgages, reflecting title to the Oil and Gas Properties of Borrower and its Subsidiaries and the other Obligated Parties in such Mortgaged Properties which is acceptable to Lender;

(q) Environmental Reports. Such environmental reports regarding the Oil and Gas Properties of Borrower and its Subsidiaries and the other Obligated Parties as Lender may reasonably request;

(r) Initial Reserve Report. A true and correct copy of the Initial Reserve Report;

(s) Material Contracts. If requested by Lender, true and correct copies of all material agreements described on Schedule 6.28;

(t) Closing Fees. Evidence that any other fees due on or before the Closing Date have been paid, including, without limitation, an upfront fee in an amount equal to $9,500 (which is inclusive of engineering fees owing to Lender).

(u) Financial Statements - Victory. Unaudited consolidated and consolidating interim financial statements of Victory and its Subsidiaries for the fiscal quarter ended September 30, 2013.

(v) Financial Statements – Navitus. Unaudited consolidated and consolidating interim financial statements of Navitus and its Subsidiaries for the fiscal quarter ended September 30, 2013, to the extent Navitus is not included in Victory’s financial statements above.

(w) Partial Release and Termination of UCC – Victory. (i) A UCC financing statement amendment with respect to that certain UCC Financing Statement naming Victory, as debtor, and Diana Lopez, Esq. as agent for the secured parties under the September 15, 2010 security agreement, as secured party, filed under Document No. 2010025382-0 on October 7, 2010, with the Nevada Secretary of State, deleting the equity interests in Borrower owned by Victory from the collateral thereunder and (ii) a partial or full release of security interest with respect to such equity interests executed by such secured party, which shall include an authorization to Borrower, Administrative Agent or Administrative Agent’s counsel to file the UCC financing statement amendment described in clause (i) above.

Section 5.2 All Extensions of Credit. The obligation of Lender to make any Credit Extension hereunder (including the initial Credit Extension) is subject to the following additional conditions precedent:

(a) Request for Credit Extension. Lender shall have received in accordance with this Agreement, as the case may be, a Borrowing Request or Letter of Credit Application, as applicable, pursuant to Lender’s requirements and executed by a Responsible Officer of Borrower;

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(b) No Default. No Default shall have occurred and be continuing, or would result from or after giving effect to such Credit Extension;

(c) No Material Adverse Event. No Material Adverse Event shall have occurred and no circumstance shall exist that could be a Material Adverse Event;

(d) Representations and Warranties. All of the representations and warranties contained in Article 6 and in the other Loan Documents shall be true and correct on and as of the date of such Borrowing with the same force and effect as if such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.2, the representations and warranties contained in Section 6.2 shall be deemed to refer to the most recent statements furnished pursuant to Section 7.1(a) and (b), respectively;

(e) Additional Documentation. Lender shall have received such additional approvals, opinions, or documents as Lender or its legal counsel may reasonably request; and

(f) Availability under Facility. With respect to any request for a Credit Extension under the Commitment, after giving effect to the Credit Extension so requested, the total Revolving Credit Exposure of Lender shall not exceed the aggregate Commitment of Lender in effect as of the date of such Credit Extension.

Each Credit Extension hereunder shall be deemed to be a representation and warranty by Borrower that the conditions specified in this Section 5.2 have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement, and to make Credit Extensions hereunder, Borrower represents and warrants to Lender that:

Section 6.1 Entity Existence. Each of Borrower and its Subsidiaries (a) is duly incorporated or organized, as the case may be, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or organization; (b) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify could result in a Material Adverse Event. Each of Borrower and the other Obligated Parties has the power and authority to execute, deliver, and perform its obligations under this Agreement, the other Loan Documents to which it is or may become a party and the Intercreditor Agreement to the extent party thereto.

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Section 6.2 Financial Statements; Etc. Borrower has delivered to Lender an unaudited income statement of Borrower and its Subsidiaries for the nine (9)-month period ended September 30, 2013. Victory has delivered to Lender audited financial statements of Victory and its Subsidiaries as at and for the fiscal year ended December 31, 2012, and unaudited financial statements of Victory and its Subsidiaries as at and for the nine (9)-month period ended September 30, 2013. Such financial statements are true and correct, have been prepared in accordance with GAAP, and fairly and accurately present, on a consolidated basis, the financial condition of Borrower or Victory, as applicable, and its respective Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Neither Borrower nor any of its Subsidiaries nor Victory nor any of its Subsidiaries has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected in such financial statements. No Material Adverse Event has occurred since the effective date of the financial statements referred to in this Section 6.2. All projections delivered by Borrower and Victory to Lender have been prepared in good faith, with care and diligence and using assumptions that are reasonable under the circumstances at the time such projections were prepared and delivered to Lender and all such assumptions are disclosed in the projections. Other than the Debt listed on Schedule 8.1 and Debt otherwise permitted by Section 8.1, Borrower and each Subsidiary have no Debt.

Section 6.3 Action; No Breach. The execution, delivery, and performance by each of Borrower and each other Obligated Party of this Agreement, the other Loan Documents to which such Person is or may become a party and the Intercreditor Agreement to the extent party thereto and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite action on the part of such Person and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the Constituent Documents of such Person, (ii) any applicable Law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any agreement or instrument to which such Person is a party or by which it or any of its Properties is bound or subject which could result in a Material Adverse Event, or (b) constitute a default under any such agreement or instrument which could result in a Material Adverse Event, or result in the creation or imposition of any Lien upon any of the revenues or assets of such Person.

Section 6.4 Operation of Business. Each of Borrower and its Subsidiaries possesses all licenses, permits, consents, authorizations, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, necessary to conduct its respective businesses substantially as now conducted and as presently proposed to be conducted, and neither Borrower nor any of its Subsidiaries is in violation of any valid rights of others with respect to any of the foregoing which could result in a Material Adverse Event.

Section 6.5 Litigation and Judgments. Except as specifically disclosed in Schedule 6.5 as of the date hereof, there is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of Borrower, threatened against or affecting Borrower, any of its Subsidiaries, or any other Obligated Party that could, if adversely determined, result in a Material Adverse Event. There are no outstanding judgments against Borrower, any of its Subsidiaries, or any other Obligated Party.

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Section 6.6 Rights in Properties; Liens.

(a) Each of Borrower and its Subsidiaries and the other Obligated Parties has good and indefeasible title to or valid leasehold interests in its respective Properties, including the Properties reflected in the financial statements described in Section 6.2 but excluding the Oil and Gas Properties owned by Borrower and its Subsidiaries and the other Obligated Parties, and none of such Properties is subject to any Lien, except Permitted Liens.

(b) Schedule 6.6(b) sets forth a complete and accurate list of all Oil and Gas Properties owned by Borrower and each of its Subsidiaries and each of the other Obligated Parties on the Closing Date and as of the date of each update thereof required hereunder, showing as of the date thereof the lessor, lessee, lease date, recording information and legal description for each oil, gas and/or mineral lease in which Borrower or any of its Subsidiaries or any of the other Obligated Parties has an interest, which leases shall be grouped by the applicable well or unit. Borrower and each of its Subsidiaries and each of the other Obligated Parties has good and defensible title in and to such Oil and Gas Properties. Such Oil and Gas Properties are free and clear of all Liens, other than Liens created or permitted by the Loan Documents, Liens set forth on Schedule 8.2, other permitted exceptions as reasonably approved by Lender and Liens otherwise permitted by Section 8.2. No Person other than such Person has any ownership interests, whether legal or beneficial, in such Person’s purported interests in such Oil and Gas Properties.

(c) The Mortgaged Properties are described in and covered by the Reserve Reports which have previously been delivered to and relied upon by Lender in connection with this Agreement. Borrower has provided Lender with title information and title data acceptable to Lender reflecting title to the Oil and Gas Properties of Borrower and its Subsidiaries and the other Obligated Parties in those Oil and Gas Properties that in the aggregate represent not less than 80% of the Recognized Value of all Oil and Gas Properties evaluated in the most recent Reserve Report and that are encumbered by the Mortgages. Borrower and each of its Subsidiaries and each of the other Obligated Parties owns (or, contemporaneously with the closing of any Acquisitions being financed through and closed substantially contemporaneously with the initial Credit Extension, will own) at least the net interest and production attributable to the wells and units evaluated in each Reserve Report delivered to Lender, except such as may result, after the delivery of such Reserve Report, from customary provisions of operating agreements requiring or allowing for the acquisition of the interests of any non-consenting parties so long as Borrower promptly notifies Lender thereof. The ownership of such properties shall not in the aggregate obligate Borrower or any of its Subsidiaries or any of the other Obligated Parties to bear costs and expenses relating to the maintenance, development and operations of such properties in an amount in excess of the working interests of such properties as shown in each such Reserve Report, except such as may result, after the delivery of such Reserve Report, from customary provisions of operating agreements requiring or allowing the parties thereto to pay the share of costs of a non-consenting party so long as Borrower promptly notifies Lender of such changes. Neither Borrower nor any of its Subsidiaries nor any of the other Obligated Parties has conveyed or transferred to any other Person a beneficial interest in the Oil and Gas Properties owned by it of record, whether pursuant to unrecorded assignments or transfers or accounting mechanisms, except to the extent disclosed or taken into account in the most recent Reserve Report. Borrower and each of its Subsidiaries and each of the other Obligated Parties has paid all royalties payable under the oil and gas leases concerning which it is an operator, except to those contested in accordance with the terms of the applicable joint operating agreement or otherwise contested in good faith and by appropriate proceedings and reserves for the payment of which are being maintained in accordance with GAAP.

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Section 6.7 Enforceability. This Agreement constitutes, and the other Loan Documents to which Borrower or any other Obligated Party is a party and the Intercreditor Agreement to the extent Borrower or any other Obligated Party is party thereto, when delivered, shall constitute legal, valid, and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, except as limited by Debtor Relief Laws.

Section 6.8 Approvals. No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by Borrower or any other Obligated Party of this Agreement, the other Loan Documents to which such Person is or may become a party or the Intercreditor Agreement to the extent such Person is party thereto or the validity or enforceability thereof.

Section 6.9 Taxes. Each of Borrower and its Subsidiaries has filed all tax returns (federal, state, and local) required to be filed, including all income, franchise, employment, Property, and sales tax returns, and has paid all of their respective liabilities for taxes, assessments, governmental charges, and other levies that are due and payable, other than taxes the payment of which is being contested in good faith and by appropriate proceedings and reserves for the payment of which are being maintained in accordance with GAAP. Borrower knows of no pending investigation of Borrower or any of its Subsidiaries by any taxing authority or of any pending but unassessed tax liability of Borrower or any of its Subsidiaries. Neither Borrower nor any Subsidiary thereof is party to any tax sharing agreement.

Section 6.10 Use of Proceeds; Margin Securities. The proceeds of the Borrowings shall be used by Borrower for working capital in the ordinary course of business, for the drilling and development of the Oil and Gas Properties of Borrower and its Subsidiaries, for the acquisition of Oil and Gas Properties by Borrower and its Subsidiaries, and for other general partnership purposes. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

Section 6.11 ERISA. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. No application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan. There are no pending or, to the knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Plan. No ERISA Event has occurred or is reasonably expected to occur. No Plan has any Unfunded Pension Liability. No Obligated Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA). No Obligated Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan. No Obligated Party or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

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Section 6.12 Disclosure. No statement, information, report, representation, or warranty made by Borrower or any other Obligated Party in this Agreement, in any other Loan Document or the Intercreditor Agreement or furnished to Lender in connection with this Agreement or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrower which is a Material Adverse Event, or which might in the future be a Material Adverse Event that has not been disclosed in writing to Lender.

Section 6.13 Subsidiaries. Borrower has no Subsidiaries other than those listed on Schedule 6.13 (and, if subsequent to the Closing Date, such additional Subsidiaries as have been formed or acquired in compliance with Section 7.13), and Schedule 6.13 sets forth the jurisdiction of incorporation or organization of each such Subsidiary and the percentage of Borrower’s ownership interest in such Subsidiary. All of the outstanding capital stock or other equity interests of each Subsidiary described on Schedule 6.13 has been validly issued, is fully paid, and is nonassessable. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any equity interests of Borrower or any Subsidiary.

Section 6.14 Agreements. Neither Borrower nor any of its Subsidiaries is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate or other organizational restriction, in each case which could result in a Material Adverse Event. Neither Borrower nor any of its Subsidiaries is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party which could result in a Material Adverse Event.

Section 6.15 Compliance with Laws. Neither Borrower nor any of its Subsidiaries is in violation in any material respect of any Law, rule, regulation, order, or decree of any Governmental Authority or arbitrator.

Section 6.16 Inventory. All inventory (including Hydrocarbons) of Borrower and its Subsidiaries has been and will hereafter be produced in compliance with all applicable Laws, rules, regulations, and governmental standards, including, without limitation, the minimum wage and overtime provisions of the Fair Labor Standards Act (29 U.S.C. §§ 201-219).

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Section 6.17 Regulated Entities. Neither Borrower nor any of its Subsidiaries is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, (b) is a “utility” under the Laws of the State of Texas or any other jurisdiction wherein such Person is required to qualify to do business or (c) subject to regulation under any other federal or state statute, rule or regulation limiting its ability to incur Debt, pledge its assets or perform its obligations under the Loan Documents or the Intercreditor Agreement.

Section 6.18 Environmental Matters.

(a) Each of Borrower and its Subsidiaries, and all of its respective Properties, assets, and operations are in compliance with all Environmental Laws. Borrower is not aware of, nor has Borrower received notice of, any past, present, or future conditions, events, activities, practices, or incidents which may interfere with or prevent the compliance or continued compliance of Borrower and its Subsidiaries with all Environmental Laws;

(b) Each of Borrower and its Subsidiaries has obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws, and all such permits are in good standing and Borrower and its Subsidiaries are in compliance with all of the terms and conditions of such permits;

(c) No Hazardous Materials exist on, about, or within or have been used, generated, stored, transported, disposed of on, or Released from any of the Properties or assets of Borrower or any of its Subsidiaries. The use which Borrower and its Subsidiaries make and intend to make of their respective Properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal, or Release of any Hazardous Material on, in, or from any of their Properties or assets;

(d) Neither Borrower nor any of its Subsidiaries nor any of their respective currently or previously owned or leased Properties or operations is subject to any outstanding or threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or docketed administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial Action, or (iii) any Environmental Liabilities arising from a Release or threatened Release;

(e) There are no conditions or circumstances associated with the currently or previously owned or leased Properties or operations of Borrower or any of its Subsidiaries that could reasonably be expected to give rise to any Environmental Liabilities;

(f) Neither Borrower nor any of its Subsidiaries is a treatment, storage, or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., regulations thereunder or any comparable provision of state Law. Borrower and its Subsidiaries are in compliance with all applicable financial responsibility requirements of all Environmental Laws;

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(g) Neither Borrower nor any of its Subsidiaries has filed or failed to file any notice required under applicable Environmental Law reporting a Release; and

(h) No Lien arising under any Environmental Law has attached to any property or revenues of Borrower or any of its Subsidiaries.

Section 6.19 Intellectual Property. All material Intellectual Property owned or used by Borrower and its Subsidiaries is listed, together with application or registration numbers, where applicable, in Schedule 6.19. Each Person identified on Schedule 6.19 owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license could be a Material Adverse Event. Each Person identified on Schedule 6.19 will maintain the patenting and registration of all Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or other appropriate Governmental Authority, and each Person identified on Schedule 6.19 will promptly, but in any event within ten (10) Business Days following its acquisition thereof, patent or register, as the case may be, all new Intellectual Property and notify Lender in writing five (5) Business Days prior to filing any such new patent or registration.

Section 6.20 Foreign Assets Control Regulations and Anti-Money Laundering. Each Obligated Party and each Subsidiary of each Obligated Party is and will remain in compliance in all material respects with all United States economic sanctions Laws, Executive Orders and implementing regulations as promulgated by OFAC, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Obligated Party and no Subsidiary or Affiliate of any Obligated Party (a) is a Person designated by the United States government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a United States Person cannot deal with or otherwise engage in business transactions, (b) is a Person who is otherwise the target of United States economic sanction Laws such that a United States Person cannot deal or otherwise engage in business transactions with such Person, or (c) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of United States economic sanctions prohibitions such that the entry into, or performance under, this Agreement, any other Loan Document or the Intercreditor Agreement would be prohibited under United States Law.

Section 6.21 Patriot Act. The Obligated Parties, each of their Subsidiaries, and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended), and all other enabling legislation or executive order relating thereto, (b) the Patriot Act, and (c) all other federal or state Laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

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Section 6.22 Insurance. The properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried in conformity with prudent industry practice by companies in the oil and gas industry owning similar properties in localities where Borrower or the applicable Subsidiary operates.

Section 6.23 Solvency. Each of Borrower and each other Obligated Party is Solvent and has not entered into any transaction with the intent to hinder, delay or defraud a creditor.

Section 6.24 Security Documents. The provisions of the Security Documents are effective to create in favor of Lender for the benefit of the Secured Parties a legal, valid and enforceable Lien (subject to Permitted Liens) on all right, title and interest of the respective Obligated Parties party thereto in the Collateral. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Security Documents, no filing or other action will be necessary to perfect such Liens in Collateral.

Section 6.25 Businesses. Borrower is presently engaged directly or through its Subsidiaries in the business of oil and gas acquisition, exploration, development and production.

Section 6.26 Labor Matters. There are no labor controversies pending, or to the best knowledge of Borrower, threatened against Borrower or any of its Subsidiaries which could result in a Material Adverse Event.

Section 6.27 Gas Balancing Agreements and Advance Payment Contracts. As of the Closing Date, (a) there is no Material Gas Imbalance, and (b) the aggregate amount of all Advance Payments received by Borrower and its Subsidiaries and the other Obligated Parties under Advance Payment Contracts which have not been satisfied by delivery of production does not exceed $25,000.

Section 6.28 Material Agreements. Schedule 6.28 sets forth a complete and correct list of all agreements in effect or to be in effect on the Closing Date and on the date of each update thereof required hereunder, to the extent that a default, breach, termination or other impairment thereof could reasonably be expected to cause a Material Adverse Event.

Section 6.29 Hedging Agreements and Transactions. Schedule 6.29 sets forth a complete and correct list of all Hedging Agreements and Hedging Transactions entered into by Borrower or any of its Subsidiaries or any of the other Obligated Parties in effect or to be in effect on the Closing Date and on the date of each update thereof required hereunder, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the Hedge Termination Value thereof, and the counterparty thereto.

Section 6.30 Flood Matters. No “Building” (as defined in the applicable Flood Insurance Regulation) or “Manufactured (Mobile) Home” (as defined in the applicable Flood Insurance Regulation) is located on any Mortgaged Property within an area having special flood hazards and in which flood insurance is available under the Flood Insurance Regulations, and no “Building” or “Manufactured (Mobile) Home” is encumbered by the Mortgages.

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ARTICLE 7

AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Letter of Credit shall remain outstanding or Lender has any Commitment hereunder:

Section 7.1 Reporting Requirements. Borrower will furnish to Lender:

(a) Victory Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the last day of each fiscal year of Victory, beginning with the fiscal year ending December 31, 2013, a copy of the annual audit report of Victory and its Subsidiaries for such fiscal year containing, on a consolidated and consolidating basis, balance sheets and statements of income, retained earnings, and cash flow as of the end of such fiscal year and for the twelve (12)-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by independent certified public accountants of recognized standing acceptable to Lender, to the effect that such report has been prepared in accordance with GAAP and containing no material qualifications or limitations on scope;

(b) Victory Quarterly Financial Statements. As soon as available, and in any event within sixty (60) days after the last day of each fiscal quarter of each fiscal year of Victory, beginning with the fiscal quarter ending March 31, 2014, a copy of an unaudited financial report of Victory and its Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated and consolidating basis, balance sheets and statements of income, retained earnings, and cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail certified by a Responsible Officer of Victory to have been prepared in accordance with GAAP and to fairly and accurately present (subject to year-end audit adjustments) the financial condition and results of operations of Victory and its Subsidiaries, on a consolidated and consolidating basis, as of the dates and for the periods indicated therein;

(c) Compliance Certificate. Concurrently with the delivery of each of the financial statements referred to in Sections 7.1(a) and 7.1(b), a Compliance Certificate (i) stating that to the best of the knowledge of the Responsible Officer executing same, no Default has occurred and is continuing, or if a Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, (ii) showing in reasonable detail the calculations demonstrating compliance with the covenants set forth in Article 9, (iii) containing an update to Schedule 6.29 and (iv) containing such other certifications set forth therein. For any financial statements delivered electronically by a Responsible Officer in satisfaction of the reporting requirements set forth in clause (a) or (b) preceding that are not accompanied by the required Compliance Certificate, that Responsible Officer shall nevertheless be deemed to have certified the factual matters described in this clause (c) with respect to such financial statements; however, such deemed certification shall not excuse or be construed as a waiver of Borrower’s obligation to deliver the required Compliance Certificate;

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(d) Management Letters. Promptly upon receipt thereof, a copy of any management letter or written report submitted to Victory or Borrower or any of their respective Subsidiaries by independent certified public accountants with respect to the business, condition (financial or otherwise), operations, prospects, or Properties of Victory or Borrower or any of their respective Subsidiaries;

(e) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting Borrower or any of its Subsidiaries which, if determined adversely to Borrower or such Subsidiary, could be a Material Adverse Event;

(f) Notice of Default. As soon as possible and in any event within five (5) days after the occurrence of any Default, a written notice setting forth the details of such Default and the action that Borrower has taken and proposes to take with respect thereto;

(g) ERISA Reports. Promptly after the filing or receipt thereof, copies of all reports, including annual reports, and notices which any Borrower or ERISA Affiliate files with or receives from the PBGC, the IRS, or the U.S. Department of Labor under ERISA; as soon as possible and in any event within five (5) days after Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event or Prohibited Transaction has occurred with respect to any Plan, a certificate of the chief financial officer of Borrower setting forth the details as to such ERISA Event or Prohibited Transaction and the action that Borrower proposes to take with respect thereto; annually, copies of the notice described in Section 101(f) of ERISA that Borrower or ERISA Affiliate receives with respect to a Plan or Multiemployer Plan;

(h) Reports to Other Creditors. Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to Lender pursuant to any other clause of this Section 7.1;

(i) Acquisitions and Dispositions of Oil and Gas Properties. Upon request by Lender, a list and description showing the lessor, lessee, lease date, recording information and legal description for each oil, gas and/or mineral lease (which leases shall be grouped by the applicable well or unit) and a sufficient description of any other Oil and Gas Property in which Borrower or any of its Subsidiaries or any of the other Obligated Parties acquired an interest or Disposed of since the delivery to Lender of the immediately previous Reserve Report;

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(j) Notice of Material Adverse Event. As soon as possible and in any event within five (5) days after the occurrence thereof, written notice of any event or circumstance that could result in a Material Adverse Event;

(k) Reserve Reports. (i) On or before February 28 of each year, a Reserve Report prepared by an Independent Engineer and an update to Schedule 6.29, (ii) on or before August 31 of each year, a Reserve Report prepared by Borrower’s own engineers or an Independent Engineer and certified by a Responsible Officer of Borrower and an update to Schedule 6.29, and (iii) with each Reserve Report, a WI/NRI Schedule;

(l) Lease Operating Statements. Together with each Reserve Report delivered under subsection (l) above, a Lease Operating Statement;

(m) Updated Schedules. Within thirty (30) days after each request from Lender, updates to Schedules 6.6(b), 6.28 and 6.29 of this Agreement and updates to the schedules to such other Loan Documents as may be requested by Lender, upon which delivery Borrower shall be deemed to have made all applicable representations and warranties with respect thereto contained in the applicable Loan Documents;

(n) Material Gas Imbalance; Advance Payments. Promptly upon the occurrence thereof, notice to Lender of any Material Gas Imbalance or Advance Payments in violation of Section 8.18 hereof;

(o) Tax Returns. Within thirty (30) days after each filing thereof by each Obligated Party with any Governmental Authority, complete copies of the federal and state income tax returns so filed;

(p) Change in Insurance. Within ten (10) Business Days after any material change in insurance coverage by Borrower or any other Obligated Party from that previously disclosed to Lender, a report describing such change, and, within thirty (30) days after each request by Lender, certificates of insurance from the insurance companies insuring Borrower or the other Obligated Parties, describing such insurance coverage;

(q) Purchasers of Production. Within ten (10) Business Days after receipt of each request from Lender, a report setting forth the identities and addresses of all Persons remitting to any Person who has executed a Mortgage proceeds from the sale of Hydrocarbon production from or attributable to Collateral;

(r) Production Reports. Within fifteen (15) days after request by Lender, a Production Report;

(s) Navitus Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the last day of each fiscal year of Navitus, beginning with the fiscal year ending December 31, 2013, a copy of the annual unaudited financial report of Navitus and its Subsidiaries for such fiscal year containing, on a consolidated basis, balance sheets and statements of income, retained earnings, and cash flow as of the end of such fiscal year and for the twelve (12)-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail certified by a Responsible Officer of Navitus to have been prepared in accordance with GAAP and to fairly and accurately present the financial condition and results of operations of Navitus and its Subsidiaries, on a consolidated basis, as of the dates and for the periods indicated therein;

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(t) Navitus Quarterly Financial Statements. As soon as available, and in any event within sixty (60) days after the last day of each fiscal quarter of each fiscal year of Navitus, beginning with the fiscal quarter ending March 31, 2014, a copy of an unaudited financial report of Navitus and its Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated basis, balance sheets and statements of income, retained earnings, and cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail certified by a Responsible Officer of Navitus to have been prepared in accordance with GAAP and to fairly and accurately present (subject to year-end audit adjustments) the financial condition and results of operations of Navitus and its Subsidiaries, on a consolidated and consolidating basis, as of the dates and for the periods indicated therein;

(u) General Information. Promptly, such other information concerning Borrower, any of its Subsidiaries, or any other Obligated Party as Lender may from time to time request.

No reporting requirement in this Section 7.1 shall be construed as waiving or eliminating any covenants or restrictions set forth elsewhere in this Agreement or in the other Loan Documents. All representations and warranties set forth in the Loan Documents with respect to any financial information concerning Borrower or any Guarantor shall apply to all financial information delivered to Lender by Borrower, such Guarantor, or any Person purporting to be a Responsible Officer of Borrower or such Guarantor or other representative of Borrower or such Guarantor regardless of the method of such transmission to Lender or whether or not signed by Borrower, such Guarantor, or such Responsible Officer or other representative, as applicable.

Section 7.2 Maintenance of Existence; Conduct of Business. Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its existence and all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business, except to the extent a failure to so preserve and maintain could not result in a Material Adverse Event. Borrower shall, and shall cause each of its Subsidiaries to, conduct its business in an orderly and efficient manner in accordance with good business practices.

Section 7.3 Maintenance and Operation of Properties.

(a) Each Obligated Party shall at all times maintain, develop and operate its Oil and Gas Properties in a good and workmanlike manner and will observe and comply in all material respects with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Oil and Gas Properties so long as such oil and gas leases are capable of producing Hydrocarbons in commercial quantities, to the extent that the failure to so observe and comply could reasonably be expected to have a Material Adverse Event.

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(b) Each Obligated Party shall use commercially reasonable efforts to remain as the named operator for each oil or gas well in which it now or hereafter owns an interest if (a) any such party is the operator thereof on the date hereof or becomes the operator thereof subsequent hereto and (b) such well is now or hereafter becomes Collateral.

(c) Each Obligated Party shall at all times maintain, preserve and keep all operating equipment used or useful with respect to its Oil and Gas Properties in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto as would a reasonably prudent operator.

(d) Each Obligated Party shall comply in all material respects with all Laws and agreements applicable to or relating to its Oil and Gas Properties or the production and sale of Hydrocarbons therefrom and all applicable proration and conservation Laws of the jurisdictions in which such Properties are located, to the extent that the failure to so comply with such Laws or agreements could reasonably be expected to have a Material Adverse Event.

(e) With respect to the Oil and Gas Properties referred to in this Section 7.3 that are operated by operators other than an Obligated Party or any Affiliate of an Obligated Party, no Obligated Party shall be obligated itself to perform any undertakings contemplated by the covenants and agreements contained in this Section 7.3 which are performable only by such operators and are beyond its control, but the Obligated Parties shall use commercially reasonable efforts to cause such operators to perform such undertakings.

(f) No Obligated Party will amend, alter or change in any respect which could reasonably be expected to be adverse to its interests or that of Lender any agreements relating to the operations or business arrangements of such Obligated Party or the compression, gathering, sale or transportation of oil and gas from the Oil and Gas Properties included in the most recent determination of the Borrowing Base without the prior written consent of Lender, which consent shall not be unreasonably withheld.

Section 7.4 Taxes and Claims. Borrower shall, and shall cause each of its Subsidiaries to, pay or discharge at or before maturity or before becoming delinquent (a) all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its Property, and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its Property; provided, however, that neither Borrower nor any of its Subsidiaries shall be required to pay or discharge any tax, levy, assessment, or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves in accordance with GAAP have been established.

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Section 7.5 Insurance.

(a) Borrower shall, and shall cause each of its Subsidiaries and each of the other Obligated Parties and each of the other operators of the Oil and Gas Properties of Borrower and its Subsidiaries and the other Obligated Parties to, maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is customarily carried in conformity with prudent industry practice by companies in the oil and gas industry owning similar Properties in the same general areas in which Borrower and its Subsidiaries and the other Obligated Parties operate, provided that in any event Borrower will maintain and cause each of its Subsidiaries each of the other Obligated Parties to maintain workmen’s compensation insurance, property insurance, comprehensive general liability insurance, reasonably satisfactory to Lender. Each insurance policy providing that Borrower or any of the other Obligated Parties is a named insured and covering Collateral shall name Lender as loss payee and each insurance policy covering liabilities and providing that Borrower or any of the other Obligated Parties is a named insured shall name Lender as additional insured, and each such insurance policy shall provide that such policy will not be cancelled or reduced without 30 days prior written notice to Lender.

(b) Subject to the Intercreditor Agreement, all proceeds of insurance shall be paid over to Lender for application to the Obligations under the Loan Documents.

(c) If Lender agrees in writing, in its sole discretion, then Borrower may apply the net proceeds of a casualty or condemnation (each a “Loss”) to the repair, restoration, or replacement of the assets suffering such Loss, so long as (i) such repair, restoration, or replacement is completed within one hundred eighty (180) days after the date of such Loss (or such longer period of time agreed to in writing by Lender), (ii) while such repair, restoration, or replacement is underway, all of such net proceeds are on deposit with Lender in a separate deposit account over which Lender has exclusive control, and (iii) such Loss did not cause an Event of Default. If an Event of Default occurs pursuant to which Lender exercises its rights to accelerate the Obligations under the Loan Documents as provided in Section 10.2 or such repair, restoration, or replacement is not completed within one hundred eighty (180) days of the date of such Loss (or such longer period of time agreed to in writing by Lender), then Lender may immediately and without notice to any Person apply all of such net proceeds to such Obligations, regardless of any other prior agreement regarding the disposition of such net proceeds.

(d) If at any time the representations made in Section 6.30 are untrue and any Building or Manufactured (Mobile) Home (as defined in applicable Flood Insurance Regulations) is included in the Collateral and is or has become located in an area designated as a “flood hazard area” under applicable Flood Insurance Regulations, Borrower shall, and shall cause each of its Subsidiaries to, (i) provide Lender with a description of such Building or Manufactured (Mobile) Home, including the address and legal description thereof and such other information as may be requested by Lender to obtain a flood determination or otherwise satisfy its obligations under applicable Flood Insurance Regulations, (ii) obtain flood insurance in such amounts as required by applicable Flood Insurance Regulations and (iii) provide evidence in form and substance satisfactory to Lender of such flood insurance to Lender.

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Section 7.6 Inspection Rights. At any reasonable time and from time to time, Borrower shall, and shall cause each of its Subsidiaries to, (a) permit representatives of Lender to examine, inspect, review, evaluate and make physical verifications and appraisals of the Mortgaged Properties and other Collateral in any manner and through any medium that Lender considers advisable, (b) to examine, copy, and make extracts from its books and records, (c) to visit and inspect its Properties, and (d) to discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants, in each instance, at Borrower’s expense.

Section 7.7 Keeping Books and Records. Borrower shall, and shall cause each of its Subsidiaries to, maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

Section 7.8 Compliance with Laws. Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all applicable Laws and decrees of any Governmental Authority or arbitrator. Borrower shall, and shall cause each of the other Obligated Parties to, maintain at all times all consents or approvals required from the United States or any state of the United States (or other applicable Governmental Authorities) necessary to grant to Lender a Lien on the Oil and Gas Properties of Borrower and its Subsidiaries and the other Obligated Parties.

Section 7.9 Compliance with Agreements. Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all agreements, contracts, and instruments binding on it or affecting its Properties or business, except to the extent a failure to so comply could not result in a Material Adverse Event.

Section 7.10 Further Assurances. Borrower shall, and shall cause each of its Subsidiaries and each other Obligated Party to, execute and deliver such further agreements and instruments and take such further action as may be reasonably requested by Lender to carry out the provisions and purposes of this Agreement, the other Loan Documents and the Intercreditor Agreement and to create, preserve, and perfect the Liens of Lender in the Collateral.

Section 7.11 ERISA. Borrower shall, and shall cause each of its Subsidiaries to, comply with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder.

Section 7.12 Depository Relationship. Borrower shall, and shall cause each of the other Obligated Parties to, use Lender as its principal depository bank and Borrower shall, and shall cause each of the other Obligated Parties to, maintain Lender as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

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Section 7.13 Additional Guarantors. Borrower shall notify Lender at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within ten (10) days) (i) execute and deliver to Lender all Security Documents, stock certificates, stock powers and other agreements and instruments as may be requested by Lender to ensure that Lender has a perfected security interest in all ownership interests held by any Obligated Party in such Subsidiary, and (ii) cause such Person to (a) become a Guarantor by executing and delivering to Lender a Guaranty, (b) execute and deliver all Security Documents requested by Lender pledging to Lender for the benefit of the Secured Parties all of its Property (subject to such exceptions as Lender may permit), subject, with respect to Oil and Gas Properties, the limitations set forth in clause (c) below and take all actions required by Lender to grant to Lender for the benefit of Secured Parties a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be requested by Lender, (c) with respect to each Oil and Gas Property owned by such Subsidiary, execute and deliver the Mortgage and evidence of the proper recordation of each such Mortgage in the appropriate filing office, in each case, sufficient to cause the Recognized Value of the Mortgaged Properties to be not less than the Required Reserve Value; (d) deliver to Lender title opinions and/or other title information and data acceptable to Lender such that Lender shall have received, together with the title information previously delivered to Lender, acceptable title information regarding those Oil and Gas Properties that in the aggregate represent not less than 80% of the Recognized Value of all Oil and Gas Properties evaluated in the most recent Reserve Report and that are encumbered by the Mortgages; and (e) deliver to Lender such other documents and instruments as Lender may require, including appropriate favorable opinions of counsel to such Person in form, content and scope reasonably satisfactory to Lender.

Section 7.14 Title Assurances. Without limitation of any other requirements contained in this Agreement and the other Loan Documents, Borrower shall, upon request by Lender, deliver to Lender title opinions and/or other title information and data acceptable to Lender regarding the Oil and Gas Properties of Borrower and its Subsidiaries and the other Obligated Parties that in the aggregate represent not less than 80% of the Recognized Value of all Oil and Gas Properties evaluated in the most recent Reserve Report and that are encumbered by the Mortgages; and promptly, but in any event within thirty (30) days after notice by Lender of any defect, material in the opinion of Lender, in the title of the mortgagor under any Mortgage to any Oil and Gas Property covered thereby, clear such title defect, and in the event any such title defects are not cured in a timely manner, pay all related costs and fees incurred by Lender in attempting to do.

ARTICLE 8

NEGATIVE COVENANTS

Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Letter of Credit outstanding or Lender has any Commitment hereunder:

Section 8.1 Debt. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, incur, create, assume, or permit to exist any Debt, except:

(a) The Obligations under the Loan Documents and Obligations existing or arising under Bank Product Agreements other than Hedging Agreements and Hedging Transactions;

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(b) Existing Debt described on Schedule 8.1;

(c) Hedge Obligations existing or arising under Hedging Agreements and Hedging Transactions permitted by Section 8.17;

(d) Debt associated with bonds or other surety obligations required by Governmental Authorities in connection with the operation of the businesses of Borrower and its Subsidiaries; and

(e) Debt incurred by Borrower or any of its Subsidiaries with respect to the financing of insurance premiums in the ordinary course of business.

Section 8.2 Limitation on Liens. Borrower shall not, and shall not permit any of its Subsidiaries any of the other Obligated Parties to, incur, create, assume, or permit to exist any Lien upon any of its Property, assets, or revenues, whether now owned or hereafter acquired, except:

(a) Existing Liens disclosed on Schedule 8.2;

(b) Liens in favor of Lender for the benefit of the Secured Parties, so long as, with respect to Liens for the benefit of Approved Commodity Swap Counterparties other than Bank Product Providers, such Liens are permitted by and subject to the Intercreditor Agreement;

(c) Encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that are customary in the oil and gas industry and do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of Borrower or its Subsidiaries to use or operate such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use or operation;

(d) Liens for taxes, assessments, or other governmental charges which are not delinquent or which are being contested in good faith and for which adequate reserves in accordance with GAAP have been established;

(e) Liens of mechanics, materialmen, warehousemen, carriers, or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business;

(f) Liens resulting from good faith deposits to secure payments of workmen’s compensation or other social security programs (other than Liens imposed by ERISA) or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, contracts (other than for payment of Debt), or leases made in the ordinary course of business;

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(g) so long as no default has occurred by any Obligated Party in the payment or performance of such agreements, contracts, agreements, lease provisions, defects and irregularities which (i) were in effect when such Property, assets or revenues were acquired, (ii) were not created in contemplation of such acquisition, (iii) were not such as to materially interfere with the operation, value or use of the Properties covered by such Lien, (iv) are ordinary and customary to the oil, gas and other mineral exploration, development, processing or extraction business, (iv) do not otherwise cause any other express representation or warranty of any Obligated Party in any of the Loan Documents to be untrue, and (v) do not operate to reduce any Obligated Party’s net revenue interest in production for the affected Oil and Gas Properties (if any) below such interests reflected in the most recent Reserve Report, or increase the working interest for the affected Oil and Gas Properties (if any) as reflected or warranted in the most recent Reserve Report without a corresponding increase in the corresponding net revenue interest;

(h) contractual Liens for the benefit of operators of the Oil and Gas Properties of Borrower and its Subsidiaries and the other Obligated Parties, but only to the extent that such operators are not Obligated Parties or Affiliates of Obligated Parties, and are not asserting a claim or right to exercise their rights under such contractual Liens, except for such claims and rights of operators which Borrower or the applicable Subsidiary or the applicable Obligated Party is contesting in good faith and for which adequate reserves are maintained in accordance with GAAP;

(i) the statutory Lien to secure payment of proceeds of production established by Texas Bus. & Comm. Code § 9.343 and similar Laws of other jurisdictions;

(j) royalties, overriding royalties, reversionary interests, production payments and similar lease burdens which (i) are customarily granted in the ordinary course of business in the oil and gas industry, (ii) are deducted in the calculation of discounted present value in the most recent Reserve Reports delivered to Lender hereunder and (iii) with respect to each Oil and Gas Property, do not operate to reduce any Obligated Party’s net revenue interest in production for such Oil and Gas Property (if any) below such interests reflected in the most recent Reserve Report or increase the working interest for such Oil and Gas Property (if any) as reflected or warranted in the most recent Reserve Report without a corresponding increase in the corresponding net revenue interest, and (iv) do not operate to deprive any Obligated Party of any material rights in respect of its assets or properties;

(k) sale contracts, joint operating agreements, or other arrangements for the exploration, development, production, transportation, gathering, processing or sale of Hydrocarbons which (i) would not (when considered cumulatively with the matters discussed in subsection (k) immediately preceding) deprive Borrower or any of its Subsidiaries of any material right in respect of Borrower’s or such Subsidiary’s assets or properties, (ii) are ordinary and customary to the oil, gas and other mineral exploration, development, processing or extraction business, (iii) do not otherwise cause any other express representation or warranty of any Obligated Party in any of the Loan Documents to be untrue, and (iv) do not operate to reduce any Obligated Party’s net revenue interest in production for the affected Oil and Gas Properties (if any) below such interests reflected in the most recent Reserve Report, or increase the working interest for the affected Oil and Gas Properties (if any) as reflected or warranted in the most recent Reserve Report without a corresponding increase in the corresponding net revenue interest;

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(l) Gas Balancing Agreements; provided that the amount of all gas imbalances and the amount of all production which has been paid for but not delivered shall have been disclosed or otherwise taken into account in the Reserve Reports delivered to Lender hereunder; and

(m) Liens to secure plugging and abandonment obligations.

provided, however, that Liens described in clauses (a), (d), (e), (f), (h) and (m) above shall continue to be permitted only for so long as (A) the appropriate Obligated Party shall cause any proceeding instituted contesting such Lien to stay the sale or forfeiture of any portion of Property on account of such Lien, (B) a proper reserve, if applicable, continues to be maintained in accordance with GAAP and (C) such Lien shall in all respects be subject and subordinate in priority to the Liens created by the Security Documents; and provided further, that no intention to subordinate the first priority Liens granted in favor of Lender to secure the Obligations is hereby implied or expressed or is to be inferred by the permitted existence of such Liens.

Section 8.3 Mergers, Etc. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become a party to a merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, or wind-up, dissolve, or liquidate, except that (i) any Subsidiary may merge or consolidate with Borrower so long as Borrower is the surviving entity and (ii) any Subsidiary may merge or consolidate with another Subsidiary so long as if a Subsidiary that is a Guarantor is involved in such merger or consolidation, such Guarantor is the surviving entity.

Section 8.4 Restricted Payments. Borrower shall not, directly or indirectly, declare or pay any dividends or make any other payment or distribution (in cash, Property, or obligations) on account of its equity interests, or redeem, purchase, retire, call, or otherwise acquire any of its equity interests, or permit any of its Subsidiaries to purchase or otherwise acquire any equity interest of Borrower or another Subsidiary of Borrower, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its equity interests or for any redemption, purchase, retirement, or other acquisition of any of its equity interests, or incur any obligation (contingent or otherwise) to do any of the foregoing; provided, however, that Subsidiaries shall be permitted to make payments and distributions to Borrower or any Guarantors. Notwithstanding the foregoing, annually, but only so long as Borrower is treated as a partnership for federal income tax purposes, Borrower may, provided that no Default exists or will exist after giving effect to the distribution, make Permitted Tax Distributions. Furthermore, notwithstanding the foregoing, Borrower may, provided no Default exists or will exist after giving effect to any such distribution, (a) make distributions to the holders of its Equity Interests so long as, after giving effect thereto, Liquidity is not less than the greater of (i) $1,450,000 and (ii) 20% of the Borrowing Base then in effect, and (b) make distributions to the holders of its Equity Interests from the Distribution Account. Notwithstanding anything to the contrary contained herein or in the other Loan Documents, Lender agrees not to exercise any of its rights or remedies against the Distribution Account or any funds deposited therein.

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Section 8.5 Loans and Investments. Borrower shall not make, and shall not permit any of its Subsidiaries to, directly or indirectly, make, hold or maintain, any advance, loan, extension of credit, or capital contribution to or investment in, or purchase any stock, bonds, notes, debentures, or other securities of, any Person, except:

(a) Existing investments described on Schedule 8.5;

(b) Readily marketable direct obligations of the United States of America or any agency thereof with maturities of one (1) year or less from the date of acquisition;

(c) Fully insured certificates of deposit with maturities of one (1) year or less from the date of acquisition issued by either (i) any commercial bank operating in the United States of America having capital and surplus in excess of $50,000,000.00 or (ii) Lender;

(d) Commercial paper of a domestic issuer if at the time of purchase such paper is rated in one (1) of the two (2) highest rating categories of Standard and Poor’s Corporation or Moody’s Investors Service;

(e) Investments in Subsidiaries that are Guarantors;

(f) Investments consisting of direct ownership interests in Oil and Gas Properties or wells, gas gathering systems or other field facilities, seismic data and surveys, in each case related to such Oil and Gas Properties, or related to Farmouts, participation agreements, joint operating agreements, joint venture or area of mutual interest agreements or other similar arrangements which are usual and customary in the oil and gas industry located within the geographic boundaries of the United States of America; provided that (i) no such investment includes an investment in any equity interest in a Person, (ii) any Debt incurred or assumed or Lien granted or permitted to exist pursuant to such investments is otherwise permitted under Section 8.1 and Section 8.2, respectively, and (iii) such investments are taken into account in computing the working interests and net revenue interests set forth in the most recent WI/NRI Schedule; and

(g) Investments consisting of Hedging Transactions permitted under Section 8.17;

(h) Advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business and upon terms common in the industry for such accounts receivable which are not more than sixty (60) days past due; and

(i) Advances to employees for the payment of expenses in the ordinary course of business.

Section 8.6 Limitation on Issuance of Equity. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, issue or Dispose of (a) any of its stock or other equity interests, (b) any securities exchangeable for or convertible into or carrying any rights to acquire any of its stock or other equity interests, or (c) any option, warrant, or other right to acquire any of its stock or other equity interests, in each case, other than to Borrower or another Subsidiary.

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Section 8.7 Transactions With Affiliates. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction, including, without limitation, the purchase, sale, or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate of Borrower or such Subsidiary, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s or such Subsidiary’s business, pursuant to a transaction which is otherwise expressly permitted under this Agreement, and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of Borrower or such Subsidiary. Notwithstanding the foregoing and for the avoidance of doubt, this Section 8.7 shall not restrict the payment of reasonable fees and expenses of officers or directors of any Obligated Party in connection with the provision of professional services to Borrower or any of its Subsidiaries.

Section 8.8 Disposition of Assets. Borrower shall not, and shall not permit any of its Subsidiaries any of the other Obligated Parties to, directly or indirectly, make any Disposition, except (a) Dispositions of inventory (including Hydrocarbons) in the ordinary course of business, (b) Dispositions, for fair value, of worn-out and obsolete equipment not necessary or useful to the conduct of business, (c) Dispositions consisting of any compulsory pooling or unitization ordered by a Governmental Authority with jurisdiction over Borrower’s or any of its Subsidiaries’ or any of the other Obligated Parties’ Oil and Gas Properties, (d) provided that no Default has occurred and is continuing or would result therefrom, Dispositions of Oil and Gas Properties that are either not included in the then most recent Reserve Report delivered to Lender or are included in such Reserve Report but have values not greater than $0; (e) subject to Section 2.9(c)(ii) and provided no Default has occurred and is continuing or would result therefrom, Dispositions of Proved Oil and Gas Properties; provided that (i) all of the consideration received in respect to any such Disposition shall be cash or the assumption of liabilities by the purchaser thereof, (ii) the consideration received shall be equal to or greater than the fair market value thereof (as reasonably determined by a Responsible Officer of Borrower and if requested by Lender, Borrower shall deliver a certificate of a Responsible Officer of Borrower certifying to that effect), and (iii) the aggregate Borrowing Base value of all such Proved Oil and Gas Properties Disposed of between periodic redeterminations of the Borrowing Base under Section 2.9(b) shall not exceed five percent (5.00%) of the Borrowing Base in effect as of the then most recent periodic redetermination of the Borrowing Base under Section 2.9(b), and (f) other Dispositions not to exceed $25,000 in the aggregate in any fiscal year.

Section 8.9 Sale and Leaseback. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any arrangement with any Person pursuant to which it leases from such Person real or personal property that has been or is to be sold or transferred, directly or indirectly, by it to such Person.

Section 8.10 Prepayment of Debt. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any optional or voluntary payment, prepayment, repurchase or redemption of any Debt, except the Obligations under the Loan Documents.

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Section 8.11 Nature of Business. Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than their businesses as oil and gas exploration and production companies. Borrower shall not, and shall not permit any of its Subsidiaries to, make any material change in its credit collection policies if such change would materially impair the collectability of any Account, nor will it rescind, cancel or modify any Account except in the ordinary course of business.

Section 8.12 Environmental Protection. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly (a) use (or permit any tenant to use) any of their respective Properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material, (b) generate any Hazardous Material in violation of Environmental Laws, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material in violation of Environmental Laws, or (d) otherwise conduct any activity or use any of their respective Properties or assets in any manner that is likely to violate any Environmental Law or create any Environmental Liabilities for which Borrower or any of its Subsidiaries would be responsible.

Section 8.13 Accounting. Borrower shall not, and shall not permit any of its Subsidiaries to, change its fiscal year or make any change (a) in accounting treatment or reporting practices, except as required by GAAP and disclosed to Lender, or (b) in tax reporting treatment, except as required by Law and disclosed to Lender.

Section 8.14 Burdensome Agreements. Borrower shall not, and shall not permit any of its Subsidiaries or any Obligated Party to, enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any Loan Document, which (a) directly or indirectly prohibits Borrower, any of its Subsidiaries, or any Obligated Party from creating or incurring a Lien on any of its Property, revenues, or assets, whether now owned or hereafter acquired, (b) directly or indirectly prohibits any of its Subsidiaries, or any Obligated Party to make any payments, directly or indirectly, to Borrower by way of dividends, distributions, advances, repayments of loans, repayments of expenses, accruals, or otherwise or (c) in any way would be contravened by such Person’s performance of its obligations hereunder or under the other Loan Documents.

Section 8.15 Subsidiaries. Borrower shall not, directly or indirectly, form or acquire any Subsidiary unless Borrower complies with the requirements of Section 7.13.

Section 8.16 Amendments of Constituent Documents. Borrower shall not, and shall not permit any of its Subsidiaries to, amend or restate any of their respective Constituent Documents.

Section 8.17 Hedging Agreements and Transactions.

(a) Borrower shall not, and shall not permit any of its Subsidiaries or any of the other Obligated Parties to, enter into, or permit to exist, any Hedging Transaction unless (a) such Hedging Transaction is an Acceptable Commodity Hedging Transaction or a Rate Management Transaction that is with a counterparty reasonably satisfactory to Lender and that has terms and conditions reasonably satisfactory to Lender, and (b) the Hedging Agreement governing such Hedging Transaction does not contain any anti-assignment provisions restricting such Person or, if such agreement contains anti-assignment provisions which cannot be removed, such provisions shall be modified to read substantially as follows: “The interest and obligations arising from this agreement are non-transferable and non-assignable, except that [insert Obligated Party’s name] may assign and grant a security interest in its rights and interests hereunder to Texas Capital Bank, National Association, as a lender or as contractual representative of itself and other creditors, and its assigns (“Lender”) as security for [insert Obligated Party’s name]’s present and future obligations to such parties. Until [hedge provider] is notified in writing by Lender to pay to Lender amounts due [insert Obligated Party’s name] hereunder, [hedge provider] may continue to make such payments to [insert Obligated Party’s name].”

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(b) No Obligated Party shall cause or permit any Hedging Transaction now existing or hereafter entered into by such Person to be amended, modified, terminated, negated through such Person’s entry into one or more new Hedging Transactions with the opposing effect, or liquidated without the prior written consent of Lender. Any consent by Lender granted pursuant to this Section might include a requirement (to be treated for the purposes of Section 2.9 as a Borrower requested determination) that a new Borrowing Base be determined.

(c) No Obligated Party shall enter into any new Hedging Agreement, or cause or permit any Hedging Agreement now existing or hereafter entered into by such Person to be amended, modified or terminated, without the prior written consent of Lender except as specifically permitted herein or as permitted in any then-effective Intercreditor Agreement and except for entering into usual and customary confirmations under such Hedging Agreements setting forth volume, pricing, duration and other such standard terms.

Section 8.18 Gas Balancing Agreements and Advance Payment Contracts. Borrower shall not, and shall not permit any of the other Obligated Parties to, directly or indirectly, incur, become or remain liable for, or permit any other Obligated Party to incur, become or remain liable for, at any time (a) any Material Gas Imbalance, or (b) Advance Payments under Advance Payment Contracts which are to be satisfied by delivery of production in excess of $25,000 in the aggregate.

Section 8.19 Certain Accounts Payable. For each well whose reserves or projected cash flow are from time to time included in any Reserve Report, there shall be no outstanding accounts payable under or in connection with an authorization for expenditure that are associated with such well.

Section 8.20 OFAC. Borrower shall not, and shall not permit any of its Subsidiaries to, fail to comply with the Laws, regulations and executive orders referred to in Section 6.20 and Section 6.21.

Section 8.21 Joint Operating Agreements. Borrower shall not, and shall not permit any of the other Obligated Parties to, amend, restate, supplement or otherwise modify, or elect a new operator under, any joint operating agreement covering any of the Oil and Gas Properties of Borrower or any of the other Obligated Parties without the prior written consent of Lender.

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ARTICLE 9

FINANCIAL COVENANTS

Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Letter of Credit shall remain outstanding or Lender has any Commitment hereunder:

Section 9.1 Interest Coverage Ratio. Commencing with the Test Period ending March 31, 2014, Borrower shall not permit, for any Test Period, the ratio of (a) EBITDAX, to (b) Cash Interest Expense, in each case for Borrower and its Subsidiaries, on a consolidated basis, for such Test Period, to be less than 3.50 to 1.00.

Section 9.2 Current Ratio. Commencing with the fiscal quarter ending March 31, 2014, Borrower shall not permit, as of the last day of any fiscal quarter, the Current Ratio for Borrower and its Subsidiaries, on a consolidated basis, to be less than 1.00 to 1.00.

ARTICLE 10

DEFAULT

Section 10.1 Events of Default. Each of the following shall be deemed an “Event of Default”:

(a) Borrower shall fail to pay the Obligations under the Loan Documents or any part thereof shall not be paid when due or declared due;

(b) Borrower shall fail to provide to Lender timely any notice of Default as required by Section 7.1 of this Agreement or Borrower shall breach any provision of Sections 7.2, 7.5, 7.6 and 7.13 or Article 8 or Article 9 of this Agreement;

(c) Any representation or warranty made or deemed made by Borrower or any other Obligated Party (or any of their respective officers) in any Loan Document or the Intercreditor Agreement or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement shall be false, misleading, or erroneous in any material respect (without duplication of any materiality qualifier contained therein) when made or deemed to have been made;

(d) Borrower, any of its Subsidiaries, or any other Obligated Party shall fail to perform, observe, or comply with any covenant, agreement, or term contained in this Agreement or any other Loan Document (other than as covered by Sections 10.1(a) and (b)) or the Intercreditor Agreement, and such failure continues for more than thirty (30) days following the date such failure first began;

(e) Borrower, any of its Subsidiaries, or any other Obligated Party shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its Property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing;

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(f) An involuntary proceeding shall be commenced against Borrower, any of its Subsidiaries, or any other Obligated Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its Property, and such involuntary proceeding shall remain undismissed and unstayed for a period of thirty (30) days;

(g) Borrower, any of its Subsidiaries, or any other Obligated Party shall fail to pay when due any principal of or interest on any Debt (other than the Obligations under the Loan Documents and the Hedging Agreements with Bank Product Providers) in the amount of $25,000 or more, or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid, repurchased, defeased or redeemed prior to the stated maturity thereof or any cash collateral in respect thereof to be demanded, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment, repurchase, defeasance or redemption or any cash collateral in respect thereof to be demanded;

(h) There shall occur an Early Termination Date (as defined in a Hedging Agreement) under any Hedging Agreement to which any Obligated Party is a party, and the Hedge Termination Value, if any, owed by Borrower or another Obligated Party as a result thereof exceeds $25,000;

(i) This Agreement, any other Loan Document or the Intercreditor Agreement shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Borrower, any of its Subsidiaries, any other Obligated Party or any of their respective equity holders, or Borrower or any other Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents or the Intercreditor Agreement, or any Lien created by the Loan Documents shall for any reason cease to be a valid, first priority perfected Lien (subject to Permitted Liens) upon any of the Collateral purported to be covered thereby;

(j) Any of the following events shall occur or exist with respect to Borrower or any ERISA Affiliate: (i) any ERISA Event occurs with respect to a Plan or Multiemployer Plan, or (ii) any Prohibited Transaction involving any Plan; and in each case above, such event or condition, together with all other events or conditions, if any, have subjected or could in the reasonable opinion of Lender subject Borrower or any ERISA Affiliate to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, the IRS, the U. S. Department of Labor, or otherwise (or any combination thereof) which in the aggregate exceed or could reasonably be expected to result in a Material Adverse Event;

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(k) A Change of Control shall occur;

(l) Borrower, any of its Subsidiaries, or any other Obligated Party, or any of their Properties, revenues, or assets, shall become subject to an order of forfeiture, seizure, or divestiture (whether under RICO or otherwise) and the same shall not have been discharged within thirty (30) days from the date of entry thereof;

(m) Borrower, any of its Subsidiaries, or any other Obligated Party shall fail to discharge within a period of thirty (30) days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of $25,000 against any of its assets or Properties;

(n) A final judgment or judgments for the payment of money in excess of $25,000 in the aggregate shall be rendered by a court or courts against Borrower, any of its Subsidiaries, or any other Obligated Party and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and Borrower, such Subsidiary, or such Obligated Party shall not, within such period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(o) The subordination provisions related to any Subordinated Debt or any other agreement, document or instrument governing any Subordinated Debt shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations under the Loan Documents, for any reason shall not have the priority contemplated by this Agreement or any such subordination provisions;

(p) Any failure to cure a Borrowing Base deficiency in accordance with Section 2.9(f) shall have occurred; or

(q) Any Security Document shall cease to create valid perfected first priority liens (subject to Permitted Liens) on the Collateral purported to be covered thereby.

Section 10.2 Remedies Upon Default. If any Event of Default shall occur and be continuing, then Lender may, without notice, do any or all of the following: (a) terminate the Commitment of Lender (except for funding obligations of outstanding Letters of Credit), (b) terminate the obligations of Lender to make L/C Credit Extensions, (c) require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto), or (e) declare the Obligations under the Loan Documents or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower; provided, however, that upon the occurrence of an Event of Default under Section 10.1(e) or (f), the Commitment of Lender shall automatically terminate (except for funding obligations of outstanding Letters of Credit), the obligations of Lender to make L/C Credit Extensions shall automatically terminate, the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, and the Obligations under the Loan Documents shall become immediately due and payable, in each case without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower. In addition to the foregoing, if any Event of Default shall occur and be continuing, Lender may exercise all rights and remedies available to it in law or in equity, under the Loan Documents, or otherwise.

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Section 10.3 Application of Funds. After the exercise of remedies provided for in Section 10.2 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by Lender in the following order, subject to the Intercreditor Agreement:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Lender) payable to Lender in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, and Letter of Credit Fees) payable to Lender (including fees, charges and disbursements of counsel to Lender) arising under the Loan Documents;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and constituting unpaid Bank Product Obligations;

Fifth, to Lender to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by Borrower pursuant to Sections 2.2 and 2.7;

Sixth, to payment of that remaining portion of the Obligations, ratably among Lender and Bank Product Providers in proportion to the respective amounts described in this clause Sixth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Notwithstanding the foregoing, Bank Product Obligations shall be excluded from the application described above if Lender has not received written notice thereof, together with supporting documentation as Lender may request from the applicable Bank Product Provider, provided that no such notice shall be required for any Bank Product Agreement for which Lender or any Affiliate of Lender is the applicable Bank Product Provider. Each Bank Product Provider that is not a party to this Agreement that has given notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Lender pursuant to the terms of Article 11 hereof for itself and its Affiliates as if a “Lender” party hereto.

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Section 10.4 Performance by Lender . If Borrower shall fail to perform any covenant or agreement contained in any of the Loan Documents or the Intercreditor Agreement, then Lender may perform or attempt to perform such covenant or agreement on behalf of Borrower. In such event, Borrower shall, at the request of Lender, promptly pay to Lender any amount expended by Lender in connection with such performance or attempted performance, together with interest thereon at the Default Interest Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that Lender shall not have any liability or responsibility for the performance of any covenant, agreement, or other obligation of Borrower under this Agreement, any other Loan Document or the Intercreditor Agreement.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Expenses. Borrower hereby agrees to pay on demand: (i) all costs and expenses of Lender and its Related Parties in connection with the preparation, negotiation, execution, and delivery of this Agreement, the other Loan Documents, the Intercreditor Agreement and any and all amendments, modifications, renewals, extensions, supplements, waivers, consents and ratifications thereof and thereto, including, without limitation, the reasonable fees and expenses of legal counsel, advisors, consultants, and auditors for Lender and its Related Parties, and all title due diligence and review expenses, Oil and Gas Properties evaluation and engineering expenses, expenses associated with the investigation of any matters relating to the transactions contemplated hereby and the satisfaction of the conditions set forth herein, the giving of oral or written opinions or advice incident to this transaction, and the consummation of the transactions contemplated hereby; (ii) all costs and expenses of Lender in connection with any Default and the enforcement of this Agreement, any other Loan Document or the Intercreditor Agreement, including, without limitation, court costs and the fees and expenses of legal counsel, advisors, consultants, engineers, experts and auditors for Lender; (iii) all costs and expenses incurred by Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; (iv) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any Governmental Authority in respect of this Agreement, any of the other Loan Documents or the Intercreditor Agreement; (v) all costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any Lien contemplated by this Agreement, any other Loan Document or the Intercreditor Agreement; and (vi) all other costs and expenses incurred by Lender in connection with this Agreement, any other Loan Document or the Intercreditor Agreement, any litigation, dispute, suit, proceeding or action, the enforcement of its rights and remedies, and the protection of its interests in bankruptcy, insolvency or other legal proceedings, including, without limitation, all costs, expenses, and other charges (including Lender’s internal charges) incurred in connection with evaluating, observing, collecting, examining, auditing, appraising, selling, liquidating, or otherwise disposing of the Collateral or other assets of Borrower. Borrower shall be responsible for all expenses described in this Section 11.1 whether or not any Credit Extension is ever made. Any amount to be paid under this Section 11.1 shall be a demand obligation owing by Borrower and if not paid within thirty (30) days of demand shall bear interest, to the extent not prohibited by and not in violation of applicable Law, from the date of expenditure until paid at a rate per annum equal to the Default Interest Rate. The obligations of Borrower under this Section 11.1 shall survive payment of the Notes and other obligations hereunder and the assignment of any right hereunder.

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Section 11.2 INDEMNIFICATION. BORROWER SHALL INDEMNIFY LENDER AND EACH RELATED PARTY THEREOF FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS OR THE INTERCREDITOR AGREEMENT, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS OR THE INTERCREDITOR AGREEMENT, (C) ANY BREACH BY BORROWER OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS OR THE INTERCREDITOR AGREEMENT, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF BORROWER OR ANY OF ITS SUBSIDIARIES OR ANY OTHER OBLIGATED PARTY, (E) ANY LOAN OR LETTER OF CREDIT OR USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY LENDER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT) OR (F) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) ARISING OUT OF OR RESULTING FROM THE SOLE, CONTRIBUTORY, COMPARATIVE, CONCURRENT OR ORDINARY NEGLIGENCE OF SUCH PERSON (OR THE REPRESENTATIVES OF SUCH PERSON). Any amount to be paid under this Section 11.2 shall be a demand obligation owing by Borrower and if not paid within ten (10) days of demand shall bear interest, to the extent not prohibited by and not in violation of applicable Law, from the date of expenditure until paid at a rate per annum equal to the Default Interest Rate. The obligations of Borrower under this Section 11.2 shall survive payment of the Notes and other obligations hereunder and the assignment of any right hereunder.

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Section 11.3 Limitation of Liability. None of Lender, or any Affiliate, officer, director, employee, attorney, or agent of Lender, shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Borrower or any other Obligated Party in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or the Intercreditor Agreement, or any of the transactions contemplated by this Agreement, any of the other Loan Documents or the Intercreditor Agreement. Borrower hereby waives, releases, and agrees not to sue Lender, or any Affiliates, officers, directors, employees, attorneys, or agents of Lender, for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or the Intercreditor Agreement, or any of the transactions contemplated by this Agreement, any of the other Loan Documents or the Intercreditor Agreement.

Section 11.4 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Borrower or any of Borrower’s equity holders, Affiliates, officers, employees, attorneys, agents, or any other Person.

Section 11.5 Lender Not Fiduciary. The relationship between Borrower and Lender is solely that of debtor and creditor, and Lender has no fiduciary or other special relationship with Borrower, and no term or condition of any of the Loan Documents or the Intercreditor Agreement shall be construed so as to deem the relationship between Borrower and Lender to be other than that of debtor and creditor.

Section 11.6 Equitable Relief. Borrower recognizes that in the event Borrower fails to pay, perform, observe, or discharge any or all of the Obligations, any remedy at law may prove to be inadequate relief to Lender. Borrower therefore agrees that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 11.7 No Waiver; Cumulative Remedies. No failure on the part of Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights and remedies provided for in this Agreement, the other Loan Documents and the Intercreditor Agreement are cumulative and not exclusive of any rights and remedies provided by Law.

Section 11.8 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or transfer any of its rights, duties, or obligations under this Agreement, the other Loan Documents or the Intercreditor Agreement without the prior written consent of Lender (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.8(b) and, to the extent expressly contemplated hereby, the Related Parties of Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b) Participations. Lender may at any time, without the consent of, or notice to, Borrower, sell participations to a Participant in all or a portion of Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); provided that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower and Lender shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which Lender sells such a participation shall provide that Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) extend or increase the Commitment of Lender (or reinstate the Commitment if terminated pursuant to Section 10.2), (ii) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayment) of principal, interest, fees or other amounts due to Lender hereunder or under any other Loan Document, (iii) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document (provided, however, that Lender may, without the consent of the Participant, (A) adjust the Default Interest Rate and (B) waive any obligation of Borrower to pay interest at the Default Interest Rate), or (iv) release any material Guaranty or all or substantially all of the Collateral. Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1 and 3.2 (subject to the requirements and limitations therein) to the same extent as if it were Lender and had acquired its interest by assignment; provided that such Participant shall not be entitled to receive any greater payment under Sections 3.1 or 3.2, with respect to any participation, than Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Lender agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 3.3 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 4.3 as though it were Lender; provided that such Participant agrees to pay to Lender any amount set-off for application to the Obligations under the Loan Documents as required pursuant to Section 4.3. Lender shall, acting solely for this purpose as an agent of Borrower, maintain a Participant Register; provided that Lender shall not have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

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(c) Certain Pledges. Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

(d) Dissemination of Information. Borrower and each other Obligated Party authorizes Lender to disclose to any actual or prospective purchaser, assignee or other recipient of Lender’s Commitment, any and all information in Lender’s possession concerning Borrower, the other Obligated Parties and their respective Affiliates.

Section 11.9 Survival. All representations and warranties made in this Agreement, any other Loan Document or the Intercreditor Agreement or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement, the other Loan Documents and the Intercreditor Agreement, and no investigation by Lender or any closing shall affect the representations and warranties or the right of Lender to rely upon them. Without prejudice to the survival of any other obligation of Borrower hereunder, the obligations of Borrower under Sections 11.1 and 11.2 shall survive repayment of the Obligations and termination of the Commitment.

Section 11.10 Amendment. The provisions of this Agreement and the other Loan Documents to which Borrower is a party (other than the Issuer Documents) may be amended or waived only by an instrument in writing signed by Lender and Borrower.

Section 11.11 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.11(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as set forth on Schedule 11.11. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 11.11(b) shall be effective as provided in Section 11.11(b).

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(b) Electronic Communications. Lender or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such facsimile, email or other electronic communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto, Schedule 11.11 shall be deemed to be amended by each such change, and Lender is authorized, in its discretion, from time to time to reflect each such change in an amended Schedule 11.11 provided by Lender to each party hereto.

Section 11.12 Governing Law; Venue; Service of Process.

(a) Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of Texas (without reference to applicable rules of conflicts of Laws), except to the extent the Laws of any jurisdiction where Collateral is located require application of such Laws with respect to such Collateral.

(b) Jurisdiction. Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against Lender or any Related Party thereof in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of Texas sitting in Dallas County, and of the United States District Court of the Northern District of Texas, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Texas State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Loan Document shall affect any right Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or its properties in the courts of any jurisdiction.

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(c) Waiver of Venue. Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.11. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

Section 11.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by Lender and when Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.14 Severability. Any provision of this Agreement or any other Loan Document held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal. Furthermore, in lieu of such invalid or unenforceable provision there shall be added as a part of this Agreement or the other Loan Documents a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 11.15 Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 11.16 Construction. Borrower and Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement, the other Loan Documents and the Intercreditor Agreement with its legal counsel and that this Agreement, the other Loan Documents and the Intercreditor Agreement shall be construed as if jointly drafted by Borrower and Lender and each other Person party thereto.

Section 11.17 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

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Section 11.18 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.18.

Section 11.19 Additional Interest Provision. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply strictly with the applicable Law governing the maximum rate or amount of interest payable on the indebtedness evidenced by the Note, any Loan Document, and the Related Indebtedness (or applicable United States federal Law to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under applicable Law). If the applicable Law is ever judicially interpreted so as to render usurious any amount (a) contracted for, charged, taken, reserved or received pursuant to the Note, any of the other Loan Documents or any other communication or writing by or between Borrower and Lender related to the transaction or transactions that are the subject matter of the Loan Documents, (b) contracted for, charged, taken, reserved or received by reason of Lender’s exercise of the option to accelerate the maturity of the Note and/or the Related Indebtedness, or (c) Borrower will have paid or Lender will have received by reason of any voluntary prepayment by Borrower of the Note and/or the Related Indebtedness, then it is Borrower’s and Lender’s express intent that all amounts charged in excess of the Maximum Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Rate theretofore collected by Lender shall be credited on the principal balance of the Note and/or the Related Indebtedness (or, if the Note and all Related Indebtedness have been or would thereby be paid in full, refunded to Borrower), and the provisions of the Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable Law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if the Note or any Related Indebtedness has been paid in full before the end of the stated term thereof, then Borrower and Lender agree that Lender shall, with reasonable promptness after Lender discovers or is advised by Borrower that interest was received in an amount in excess of the Maximum Rate, either refund such excess interest to Borrower and/or credit such excess interest against the Note and/or any Related Indebtedness then owing by Borrower to Lender. Borrower hereby agrees that as a condition precedent to any claim seeking usury penalties against Lender, Borrower will provide written notice to Lender, advising Lender in reasonable detail of the nature and amount of the violation, and Lender shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrower or crediting such excess interest against the Note and/or the Related Indebtedness then owing by Borrower to Lender. All sums contracted for, charged, taken, reserved or received by Lender for the use, forbearance or detention of any debt evidenced by the Note and/or the Related Indebtedness shall, to the extent permitted by applicable Law, be amortized or spread, using the actuarial method, throughout the stated term of the Note and/or the Related Indebtedness (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of the Note and/or the Related Indebtedness does not exceed the Maximum Rate from time to time in effect and applicable to the Note and/or the Related Indebtedness for so long as debt is outstanding. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to the Note and/or any of the Related Indebtedness. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

CREDIT AGREEMENT – Page 82

Section 11.20 Ceiling Election. To the extent that Lender is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Rate payable on the Note and/or any other portion of the Obligations under the Loan Documents, Lender will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303. To the extent United States federal Law permits Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas Law, Lender will rely on United States federal Law instead of such Chapter 303 for the purpose of determining the Maximum Rate. Additionally, to the extent permitted by applicable Law now or hereafter in effect, Lender may, at its option and from time to time, utilize any other method of establishing the Maximum Rate under such Chapter 303 or under other applicable Law by giving notice, if required, to Borrower as provided by applicable Law now or hereafter in effect.

Section 11.21 USA Patriot Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower and each other Obligated Party, which information includes the name and address of Borrower and each other Obligated Party and other information that will allow Lender to identify Borrower and each other Obligated Party in accordance with the Patriot Act. In addition, Borrower agrees to (a) ensure that no Person who owns a controlling interest in or otherwise controls Borrower or any Subsidiary of Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the OFAC, the Department of the Treasury or included in any Executive Order, (b) not to use or permit the use of proceeds of the Obligations to violate any of the foreign asset control regulations of the OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, or cause its Subsidiaries to comply, with the applicable Laws.

Section 11.22 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Lender, or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

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Section 11.23 Confidentiality. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or any Governmental Authority, quasi-Governmental Authority or legislative committee, (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, any other Loan Document or the Intercreditor Agreement, (e) in connection with the exercise of any remedies hereunder , under any other Loan Document or the Intercreditor Agreement or any suit, action or proceeding relating to this Agreement, any other Loan Document or the Intercreditor Agreement or the enforcement of rights hereunder or thereunder, (f) subject to its being under a duty of confidentiality no less restrictive than this Section 11.23, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its Related Parties) to any Hedging Agreement relating to Borrower and its obligations, (iii) any actual or prospective purchaser of Lender or its holding company, or (iv) any rating agency or any similar organization in connection with the rating of Borrower or the Facility, (g) with the consent of Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.23 or (ii) becomes available to Lender or any of its Affiliates on a nonconfidential basis from a source other than Borrower. For purposes of this Section 11.23, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses which is clearly identified as confidential, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by Borrower or a Subsidiary; provided that, in the case of information received from Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.23 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 11.24 Electronic Execution of Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Lender, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

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Section 11.25 Independence of Covenants. All covenants under the Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

Section 11.26 Intercreditor Agreement. In the event of a conflict between the provisions of any of the Loan Documents and the provisions of the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

Section 11.27 NOTICE OF FINAL AGREEMENT. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE INTERCREDITOR AGREEMENT REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

CREDIT AGREEMENT – Page 85

EXECUTED to be effective as of the date first written above.

BORROWER:

AURORA ENERGY PARTNERS

By:	Victory Energy Corporation, its Managing Partner

By:	/s/ Kenneth Hill
Kenneth Hill
CEO

CREDIT AGREEMENT - Signature Page [Borrower]

LENDER:

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION

By:	/s/ Frank K. Stowers
Frank K. Stowers
Senior Vice President

CREDIT AGREEMENT - Signature Page [Lender]

SCHEDULE 6.5

Litigation and Judgments

SCHEDULE 6.5 – Page 1

SCHEDULE 6.6(b)

Oil and Gas Properties

SCHEDULE 6.6(b) – Page 1

SCHEDULE 6.13

Subsidiaries

SCHEDULE 6.13 – Page 1

SCHEDULE 6.19

Intellectual Property

SCHEDULE 6.19 – Page 1

SCHEDULE 6.28

Material Agreements

SCHEDULE 6.28 – Page 1

SCHEDULE 6.29

Hedging Agreements and Hedging Transactions

SCHEDULE 6.29 – Page 1

SCHEDULE 8.1

Existing Debt

SCHEDULE 8.1 – Page 1

SCHEDULE 8.2

Existing Liens

SCHEDULE 8.2 – Page 1

SCHEDULE 8.5

Existing Investments

SCHEDULE 8.5 – Page 1

SCHEDULE 11.11

Notices

Notices under this Agreement shall be given:

(a) if to Borrower, to it at 3355 Bee Caves Road, Suite 608, Austin, TX 78746, Attention of Kenneth Hill (Facsimile No. 866.234.9806; Telephone No. 512.347.7300);

(b) if to Lender, to it at Texas Capital Bank, National Association at its Principal Office at 2000 McKinney Avenue, Suite 700, Dallas, Texas 75201, Attention of Frank K. Stowers (Facsimile No. 432.686.1997; Telephone No. 432.687.2102).

SCHEDULE 11.11 – Page 1

EXHIBIT A

Compliance Certificate

FOR QUARTER/YEAR ENDED _______________________ (THE “SUBJECT PERIOD”)
LENDER:	Texas Capital Bank, National Association
BORROWER:	Aurora Energy Partners, a Texas general partnership

This Compliance Certificate (this “Certificate”) is delivered under the Credit Agreement (the “Credit Agreement”) dated as of February 20, 2014, by and between Borrower and Lender. Capitalized terms used in this Certificate shall, unless otherwise indicated, have the meanings set forth in the Credit Agreement. The undersigned hereby certifies to Lender as of the date hereof that: (a) he/she is the ___________________ of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to Lender on behalf of Borrower; (b) he/she has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the Subject Period; (c) during the Subject Period, Borrower performed and observed each covenant and condition of the Loan Documents applicable to it and no Default or Event of Default currently exists or has occurred which has not been cured or waived by Lender, as required by the Loan Documents, except as follows: __________; (d) the representations and warranties of Borrower contained in Article 6 of the Credit Agreement, and any representations and warranties of Borrower that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Certificate, the representations and warranties contained in Section 6.2 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Section 7.1 of the Credit Agreement, including the statements in connection with which this Certificate is delivered; (e) the financial statements of Borrower and Victory attached to this Certificate were prepared in accordance with GAAP, and present, on a consolidated basis, fairly and accurately the financial condition and results of operations of Victory and its Subsidiaries and Navitus and its Subsidiaries as of the end of and for the Subject Period; (f) the update to Schedule 6.29 attached hereto sets forth a complete and correct list of all Hedging Agreements and Hedging Transactions in effect or to be in effect as of the date hereof, the material terms thereof (including the type, term, effective date, termination date and notional amounts or values), the Hedge Termination Value thereof, and the counterparty thereto; (g) the financial covenant analyses and information set forth below are true and accurate on and as of the date of this Certificate; and (h) the status of compliance by Borrower with certain covenants of the Credit Agreement at the end of the Subject Period is as set forth below:

In Compliance as of End of Subject Period (Please Indicate)

1.	Financial Statements and Reports
	(a)	Provide annual audited FYE financial statements within 90 days after the last day of each fiscal year.	Yes	No
	(b)	Provide quarterly financial statements within 60 days after the last day of each fiscal quarter.	Yes	No
	(c)	Provide other required reporting timely.	Yes	No
2.
Interest Coverage Ratio
Minimum of 3.50 to 1.00 at end of Subject Period (Defined as EBITDAX divided by Cash Interest Expense; calculated for the most recently-ended fiscal quarter).
_______________ ÷                   ___________           =          __________
EBITDAX                                 Cash Interest Expense
			Yes	No
3.
Current Ratio
Minimum of 1.00 to 1.00 at end of Subject Period (Defined as
current assets divided by current liabilities).
_______________ ÷ _______________ = _______________
Current Assets              Current Liabilities
			Yes	No

EXHIBIT A – Compliance Certificate – Page 1

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _____________________, _____.

AURORA ENERGY PARTNERS,

By:
Name:
Title:

EXHIBIT A – Compliance Certificate – Page 2

EXHIBIT B

Borrowing Request

Date: ___________, _____

To:	Texas Capital Bank, National Association, as Lender

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of February 20, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), between Aurora Energy Partners, a Texas general partnership (“Borrower”), and Texas Capital Bank, National Association, as Lender.

The undersigned hereby requests (select one):

☐	A Borrowing of Loans

	1.	On __________________________________ (a Business Day).

	2.	In the amount of $____________________

Borrower hereby represents and warrants that the conditions specified in Section 5.2 of the Credit Agreement shall be satisfied on and as of the date of the requested Borrowing.

BORROWER:

AURORA ENERGY PARTNERS,

By:
Name:
Title:

EXHIBIT B – Borrowing Request – Page 1

EXHIBIT C

Lease Operating Report

[Form to be attached.]

EXHIBIT C – Lease Operating Statement – Page 1

EXHIBIT D

Note

____________, 20___

FOR VALUE RECEIVED, AURORA ENERGY PARTNERS, a Texas general partnership (“Borrower”), hereby promises to pay to the order of TEXAS CAPITAL BANK, NATIONAL ASSOCIATION (“Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Loan or so much thereof as may be advanced by Lender from time to time to or for the benefit or account of Borrower under that certain Credit Agreement, dated as of February 20, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), between Borrower and Lender.

Borrower promises to pay interest on the unpaid principal amount of this Note from the date hereof until the Loans made by Lender are paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to Lender in Dollars in immediately available funds at Lender’s Principal Office. If any amount is not paid in full when due hereunder, then such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is the Note referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranties. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Loans made by Lender shall be evidenced by an account maintained by Lender in the ordinary course of business. Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE, AND ANY CLAIM, CONTROVERSY, OR DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS NOTE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

[Remainder of Page Intentionally Left Blank
Signature Page Follows]

EXHIBIT D – Note – Page 1

IN WITNESS WHEREOF, Borrower, intending to be legally bound hereby, has duly executed this Note as of the day and year first written above.

BORROWER:

AURORA ENERGY PARTNERS,

By:
Name:
Title:

EXHIBIT D – Note - Signature Page

EXHIBIT E

Form of Borrowing Base Adjustment Letter

As of __________, 201__

Aurora Energy Partners
3555 Bee Caves Road, Suite 608
Austin, TX 78746

Re:           Adjustment of Borrowing Base

Ladies and Gentlemen:

We refer to that certain Credit Agreement between Aurora Energy Partners, a Texas general partnership (“Borrower”), and Texas Capital Bank, National Association (“Lender”), dated as of February 20, 2014 (as amended from time to time, the “Credit Agreement”). The defined terms used in this letter have the same meanings as are provided therefor in the Credit Agreement.

This letter will confirm our agreements with respect to the Borrowing Base:

(a)
[Increase][Decrease][Reaffirmation] of Borrowing Base. Effective as of the date hereof [and subject to the payment of the fee described below], the Borrowing Base is hereby [[increased][decreased] from [$__________] to [$__________]][reaffirmed at $__________]. The foregoing adjustment of the Borrowing Base is a periodic redetermination of the Borrowing Base under Section 2.9(b) of the Credit Agreement.

(b)
[Borrowing Base Increase Fee. The incremental increase in the Borrowing Base is $__________. As a condition to the increase in the Borrowing Base set forth above, Borrower will pay Lender a fee of $__________ for such incremental increase (_____% of $__________).]

(c)
Determination Date. The Borrowing Base as adjusted will remain in effect until __________, 201__, which is the date of the next periodic redetermination of the Borrowing Base, unless otherwise adjusted pursuant to the provisions of Section 2.9 of the Credit Agreement.

The agreements set forth herein are limited precisely as written and shall not be deemed (a) to be a waiver of or a consent to the modification of or deviation from any other term or condition of the Loan Documents, or (b) to prejudice any right or rights which Lender may now have or may have in the future under or in connection with the Loan Documents. This letter constitutes a Loan Document under the Credit Agreement.

The failure by Lender to exercise available rights and remedies is not intended (a) to operate as a waiver of rights and remedies except as expressly herein provided, and (b) to indicate any agreement on the part of Lender to waive its rights and remedies in the future. Lender is not obligated in any way with respect to future dealings between them and Borrower, except as set forth in the presently existing Loan Documents.

[Remainder of page intentionally left blank. Signature pages follow.]

EXHIBIT E – Form of Borrowing Base Adjustment Letter – Page 1

If you are in agreement with the foregoing, kindly sign and return the enclosed counterpart of this letter.

Very truly yours,

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION,
as Lender

By:
Name:
Title:

EXHIBIT E – Form of Borrowing Base Adjustment Letter – Signature Page

AGREED AND ACCEPTED:
as of __________, 201__

AURORA ENERGY PARTNERS,
as Borrower

By:	______________________________
Name:	______________________________
Title:	______________________________

EXHIBIT E – Form of Borrowing Base Adjustment Letter – Signature Page